UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

ARTHUR J. GALLAGHER & CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARTHUR J. GALLAGHER & CO.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

March 29, 2010

Dear Stockholder:

Our Annual Meeting will be held on Tuesday, May 11, 2010, at 9:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business requiring stockholder action at the meeting. Following the meeting, I will present information on the business and progress of your Company during 2009 and our directors and officers will be available to answer your questions.

We appreciate the interest of our stockholders in Arthur J. Gallagher & Co. and are pleased that in the past so many of you have exercised your right to vote your shares. Your vote is important and we urge you to cast your vote at this year’s Annual Meeting.

Whether or not you plan to attend, we encourage those of you who are record holders to vote your shares by completing a proxy card (which can be printed from the Internet or mailed to you upon request) or by using the toll-free telephone number or Internet voting capabilities described on the proxy card. We also encourage those of you who are beneficial owners to follow the instructions provided by your broker regarding how to vote. If you attend the meeting and are a record holder, or a beneficial owner holding a legal proxy from your broker, you may revoke your proxy and vote in person at the meeting.

Cordially,

J. PATRICK GALLAGHER, JR.

Chairman of the Board

ARTHUR J. GALLAGHER & CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 11, 2010

To the Stockholders of

ARTHUR J. GALLAGHER & CO.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arthur J. Gallagher & Co. will be held Tuesday, May 11, 2010, at 9:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois 60143-3141 for the following purposes:

1.	To elect William L. Bax, Frank E. English, Jr., J. Patrick Gallagher, Jr., Ilene S. Gordon, David S. Johnson and James R. Wimmer as directors to hold office until the 2011 Annual Meeting.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To consider and approve the Arthur J. Gallagher & Co. Senior Management Incentive Plan.

4.	To transact such other business that properly comes before the meeting.

We are making this notice of annual meeting and proxy statement available on the Internet, and/or mailing copies of these materials to stockholders, on or about March 29, 2010. Stockholders of record at the close of business on March 15, 2010 are entitled to notice of and to vote at the Annual Meeting. The Board recommends you vote “FOR” the election of all director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP, and “FOR” the approval of the Senior Management Incentive Plan.

Date: March 29, 2010

By Order of the Board of Directors

WALTER D. BAY Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE RECORD HOLDERS TO MARK, DATE AND SIGN A PROXY CARD AND RETURN IT PROMPTLY OR VOTE YOUR SHARES BY USING THE TOLL-FREE TELEPHONE NUMBER OR INTERNET VOTING CAPABILITIES DESCRIBED ON THE PROXY CARD. WE ALSO ENCOURAGE BENEFICIAL OWNERS TO FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR BROKER REGARDING HOW TO VOTE. A RECENT CHANGE IN THE RULES OF THE NEW YORK STOCK EXCHANGE PREVENTS YOUR BROKER FROM VOTING YOUR SHARES FOR DIRECTOR NOMINEES UNLESS YOU PROVIDE VOTING DIRECTIONS. IF YOU ATTEND THE MEETING AND ARE A RECORD HOLDER, OR A BENEFICIAL OWNER HOLDING A LEGAL PROXY FROM YOUR BROKER, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON AT THE MEETING.

Important Notice Regarding Availability of Proxy Materials

for the 2010 Annual Meeting of Stockholders to be held on May 11, 2010:

The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2009 are available at www.proxyvote.com.

ARTHUR J. GALLAGHER & CO.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why did I receive these proxy materials?

We are soliciting proxies to be voted at the Annual Meeting of Stockholders to be held on Tuesday, May 11, 2010 at 9:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois, 60143-3141, and at any adjournment or postponement of the Annual Meeting. In connection with this solicitation of proxies, we have made these proxy materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail. The Notice of Internet Availability of Proxy Materials (Internet Availability Notice) was first mailed to stockholders of record as of March 15, 2010 (the record date), and these proxy materials were first made available to stockholders on the Internet, on or about March 29, 2010.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in this proxy statement, including the election of directors, ratification of our independent registered public accounting firm and approval of the Senior Management Incentive Plan. In addition, there will be a presentation by our Chairman and CEO and an opportunity for you to ask questions of our Board and senior management team.

Will any matters other than those identified in this proxy statement be decided at the Annual Meeting?

As of the date of this proxy statement, we are not aware of any matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are properly presented at the Annual Meeting for consideration, the people named as proxy holders on the proxy card will vote on those matters in their discretion. If, for any unforeseen reason, any of our nominees are not available as a candidate for director, the proxy holders will vote your proxy for any other candidate the Board may nominate.

Who can vote, and how do I vote?

Only holders of our common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. We have no other outstanding securities entitled to vote, and there are no cumulative voting rights for the election of directors. At the close of business on the record date, we had outstanding and entitled to vote 103,126,530 shares of common stock. Each holder of our common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. “Record holders” may vote (1) by completing a proxy card, (2) on the Internet, (3) using a toll-free telephone number, or (4) in person at the meeting. Please see the proxy card for specific instructions on how to vote using these methods. The telephone and Internet voting facilities for record holders will close at 11:59 p.m. Eastern Standard Time on May 10, 2010. “Beneficial owners” will receive instructions from their broker or other intermediary describing the procedures and options for voting. Please see the next question and answer if you are unsure whether you are a record holder or beneficial owner.

What is the difference between a “record holder” and a “beneficial owner”?

If your shares are registered directly in your name, you are considered the “record holder” of those shares. If, on the other hand, your shares are held in a brokerage account or by a bank or other intermediary, you are considered the “beneficial owner” of shares held in street name, and an Internet Availability Notice was forwarded to you automatically from your broker or other intermediary. As a beneficial owner, you have the right to direct your broker or other intermediary how to vote and you are also invited to attend the Annual Meeting. Since a beneficial owner is not the record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker or other intermediary that holds your shares, giving you the right to vote the shares at the meeting. Your broker or other intermediary has provided you with instructions regarding how to direct the voting of your shares.

As a beneficial owner, if I do not provide voting instructions, will my broker or other intermediary be able to vote my shares for the election of directors at the Annual Meeting?

No. In past years, if you held your shares through a broker or other intermediary and did not provide voting instructions, your broker could still vote your shares for “discretionary” items, including uncontested director elections. However, because of a recent change in the rules of the New York Stock Exchange (NYSE), uncontested director elections are no longer considered “discretionary.” This means that if you do not instruct your broker how to vote, your broker will not be allowed to vote your shares for the election of directors at the Annual Meeting.

What should I do if I receive more than one Internet Availability Notice or proxy card?

If you own some shares of common stock directly as a record holder and other shares indirectly as a beneficial owner, or if you own shares of common stock through more than one broker or other intermediary, you may receive multiple Internet Availability Notices or, if you request proxy materials to be delivered to you by mail, multiple proxy cards. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the Internet Availability Notices you receive in order to vote all of the shares you own. If you request proxy materials to be delivered to you by mail, each proxy card you receive will come with its own prepaid return envelope. If you vote by mail please make sure you return each proxy card in the return envelope that accompanied the proxy card.

May I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by delivering to our Secretary, at The Gallagher Centre, Two Pierce Place, Itasca, Illinois, 60143-3141, a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

What constitutes a quorum at the Annual Meeting?

The presence, in person or by proxy, of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for the purpose of determining if a quorum is present. If by the date of the Annual Meeting we have not received proxies representing sufficient shares for a quorum or to approve one or more of the proposals, the Chairman, or the people named as proxy holders on the proxy card, may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. The people named as proxy holders would typically exercise their authority to vote in favor of adjournment.

How many votes are needed to approve the matters presented at the Annual Meeting?

To be elected, director nominees must receive the affirmative vote of a majority of the votes cast at the meeting (meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Broker non-votes and abstentions have no effect on the election of directors. Broker non-votes generally occur when shares held by a broker for a beneficial owner are not voted with respect to non-discretionary items because the broker has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Ratification of the selection of our independent registered public accounting firm and approval of the Senior Management Incentive Plan each require the affirmative vote of the majority of the shares of common stock represented in person or by proxy. For these matters, broker non-votes and abstentions are treated as shares present and entitled to vote, and have the same effect as a negative vote.

Where can I find the voting results of the Annual Meeting?

An automated system administered by Broadridge Investor Communication Solutions, Inc. (Broadridge) will tabulate the votes. Voting results will be reported in a Current Report on Form 8-K within four business days following the Annual Meeting.

Who will pay the costs of soliciting these proxies?

We will pay the costs of soliciting proxies to be voted at the Annual Meeting. After the Internet Availability Notices are initially distributed, we and/or our agents may also solicit proxies by mail, electronic mail, telephone or in person. We will also reimburse brokers and other intermediaries for their expenses in sending Internet Availability Notices to beneficial owners.

What is “householding”?

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one Internet Availability Notice, or one set of proxy materials if they elect to receive hard copies, unless contrary instructions are received from one or more of the stockholders. Each stockholder will continue to receive a separate proxy card. We have undertaken householding to reduce printing costs and postage fees. Householding does not in any way affect dividend check mailings. Record holders who wish either to begin or discontinue householding may contact Broadridge by calling 1-800-542-1061, or by writing to Broadridge, Householding Department, 512 Mercedes Way, Edgewood, NY 11717. Beneficial owners who wish either to begin or discontinue householding should contact their broker or other intermediary.

What is the deadline for submitting a proposal to be included in the 2011 proxy statement?

The deadline for submitting a proposal to be included in our proxy statement and proxy card for the 2011 Annual Meeting is November 29, 2010. Such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act) regarding stockholder proposals to be included in company-sponsored proxy materials.

How do I submit a proposal regarding a director nomination or other item of business to be presented directly at the Annual Meeting?

Under our bylaws, notice of any matter that is not submitted to be included in our proxy statement and proxy card for the 2011 Annual Meeting, but that a stockholder instead wishes to present directly at the Annual Meeting, including director nominations and other items of business, must be delivered to our Secretary, at Arthur J. Gallagher & Co., Two Pierce Place, Itasca, Illinois 60143-3141, not later than the close of business on February 10, 2011 and not earlier than the close of business on January 11, 2011. We will not entertain any nominations or other items of business at the Annual Meeting that do not meet the requirements in our bylaws. If we do not receive notice of a matter by February 10, 2011, SEC rules permit the people named as proxy holders on the proxy card to vote proxies in their discretion when and if the matter is raised at the Annual Meeting. Any stockholder proposal relating to a director nomination should set forth all information relating to such person required to be disclosed in solicitations of proxies for contested director elections under Regulation 14A of the Exchange Act, including, among other things, the particular experience, qualifications, attributes or skills of the nominee that, in light of our business and structure, led to the stockholder’s conclusion that the nominee should serve on our Board. The proposal should also include the director nominee’s written consent to being named in our proxy statement as a nominee and to serving as a director if elected. Stockholders are also advised to review our bylaws, which contain additional requirements regarding the information to be included in and advance notice of stockholder proposals and director nominations.

How do I submit a proposed director nominee to the Board for consideration?

Any stockholder who wishes to propose director nominees for consideration by the Board’s Nominating/Governance Committee, but does not wish to present such proposal at the Annual Meeting, may do so at any time by directing a description of each nominee’s name and qualifications for Board membership to the Chair of the Nominating/Governance Committee, c/o our Secretary at Arthur J. Gallagher & Co., Two Pierce Place, Itasca, Illinois 60143-3141. The recommendation should contain all of the information regarding the nominee described in the question and answer above and in our bylaws relating to director nominations brought before the Annual Meeting. The Nominating/Governance Committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other nominees.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board currently consists of ten directors. T. Kimball Brooker has decided to retire from the Board and, therefore, will not stand for election at this year’s Annual Meeting. Immediately following the Annual Meeting, the Board intends to reduce the number of directors from ten to nine. In addition, at our 2009 Annual Meeting, we began phasing out our classified Board structure in favor of annual election of all directors. This year, six directors will stand for re-election (those directors formerly classified as Class I and Class II directors). At our 2011 Annual Meeting, all directors will stand for election for a term of one year.

Upon the recommendation of the Nominating/Governance Committee, the Board has nominated each of the six individuals listed below under “Nominees for Election at the 2010 Annual Meeting” to be elected for a one-year term expiring at next year’s Annual Meeting. Each of the nominees currently serves on our Board and has consented to serve for a new term if elected. Set forth below are descriptions of the backgrounds of each director nominee and continuing director, including any public and investment company directorships held during the past five years and the experience, qualifications, attributes or skills that led the Board to conclude that each such individual should serve as one of our directors.

Nominees for Election at the 2010 Annual Meeting

WILLIAM L. BAX, 66, has been a member of our Board since 2006 and currently serves as Chair of the Audit Committee. Mr. Bax was Managing Partner of the Chicago office of PricewaterhouseCoopers (PwC), an international accounting, auditing and consulting firm, from 1997 to 2003, and a partner in the firm for a total of 26 years. He currently serves as a director for several affiliated mutual fund companies (Northern Funds and Northern Institutional Funds since 2005, and Northern Multi-Manager Funds since 2006). Mr. Bax previously served as a director of Sears Roebuck & Co., a publicly traded retail company, from 2003 to 2005, and Andrew Corporation, a publicly traded communications products company, from 2006 to 2007. During his 26 years as a partner and 6 years as head of PwC’s Chicago office, Mr. Bax gained extensive experience advising public companies regarding accounting and strategic issues. This experience, along with his tenure on the boards of public companies such as Sears and Andrew, strengthen the Board’s decision making. Mr. Bax’s long history advising public companies on accounting and disclosure issues also enhances the Board’s ability to oversee our assessment and management of material risks. Additionally, Mr. Bax’s experience as a director of mutual funds provides us with valuable insight into the perspectives and concerns of our institutional stockholders.

FRANK E. ENGLISH, JR., 64, has been a member of our Board since 2009 and currently serves on the Audit Committee. Mr. English has served as Senior Advisor at Morgan Stanley & Co. since his retirement from the global financial services firm in 2009. From 1976 to 2009, Mr. English served in various senior roles at Morgan Stanley, most recently as Managing Director and Vice Chairman of Investment Banking. Prior to that, Mr. English held management positions in research, investment banking, capital markets and fixed income. His 33 years of experience at Morgan Stanley gave him extensive experience advising companies regarding financial and strategic issues. This depth and breadth of experience across a wide spectrum of companies enhances the Board’s decision making. In addition, Mr. English’s background in investment banking and capital markets is valuable in helping us manage financing and liquidity issues. Mr. English’s many years advising companies with respect to complicated financial matters also provide him with the strategic sense and hands-on experience to make valuable contributions to the Board in connection with these kinds of matters.

J. PATRICK GALLAGHER, JR., 58, has been a member of our Board since 1986 and has served as Chairman of the Board since 2006. He currently serves on the Board’s Executive Committee. Mr. Gallagher has spent his entire career with us in a variety of management positions, starting as a Production Account Executive in 1974, as Vice President–Operations from 1985 to 1990, as President and Chief Operating Officer from 1990 to 1995, and as President and CEO beginning in 1995. Mr. Gallagher serves on the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and on the Board of Founding Directors of the International Insurance Foundation. Mr. Gallagher’s 36 years of experience working in a variety of roles within our Company, his 24 years of service on the Board, and his deep knowledge of insurance and the insurance brokerage industry generally, demonstrate his strong commitment to our Company and make him a valued member and highly effective Chairman of the Board.

ILENE S. GORDON, 56, has been a member of our Board since 1999 and currently serves as Chair of the Nominating/Governance Committee and as a member of the Compensation Committee. In May 2009, Ms. Gordon was elected Chairman of the Board, President and Chief Executive Officer of Corn Products International, Inc., a publicly traded global corn refining company. From December 2006 to 2009, she served as President and Chief Executive Officer of Alcan Packaging, a multinational company engaged in the production of flexible and specialty packaging. From 1999 to 2006, Ms. Gordon served in a variety of senior executive roles at Alcan Packaging and its affiliate and predecessor companies. Prior to 1999, Ms. Gordon was employed for 17 years with Tenneco Inc., a conglomerate, in a variety of management positions, leaving Tenneco as a Vice President and General Manager heading up its folding carton business. From 2000 to 2009, Ms. Gordon served as a director and member of the human resources committee (compensation committee equivalent) of United Stationers, Inc., a publicly traded wholesale distributor of business products. The Board benefits from Ms. Gordon’s business acumen gleaned from nearly three decades of business leadership, including senior executive roles at Corn Products International, Alcan Packaging and Tenneco. In particular, Ms. Gordon’s experience leading global, multi-national businesses is valuable to the Board as we continue to expand our international operations. The Board also benefits from Ms. Gordon’s long association with corporate governance best practices at Tenneco, United Stationers and, recently, Corn Products International, as well as her deep knowledge of our Company after 11 years of Board service.

DAVID S. JOHNSON, 53, has been a member of our Board since 2003 and currently serves on the Compensation and Nominating/Governance Committees. In 2009, Mr. Johnson was appointed President and Chief Executive Officer of the Americas for Barry Callebaut AG, the world’s largest manufacturer of cocoa and chocolate products. He is also a member of Barry Callebaut Americas’ executive committee. From 2008 to 2009, Mr. Johnson served as President and Chief Executive Officer, and as a member of the board, of Michael Foods, Inc., a food processor and distributor, and as Michael Foods’ President and Chief Operating Officer from 2007 to 2008. From 1986 to 2006, Mr. Johnson served in a variety of senior management roles at Kraft Foods Global, Inc., a global food and beverage company, most recently as President of Kraft Foods North America, and as a member of Kraft Foods’ Management Committee. Prior to that, he held senior positions in marketing, strategy, operations, procurement and general management at Kraft Foods. The Board benefits from Mr. Johnson’s business acumen gleaned from nearly 30 years of leadership roles in the food and beverage industry. In particular, Mr. Johnson’s experience as an executive at global, multi-national businesses such as Barry Callebaut and Kraft is valuable to the Board as we continue to expand our international operations. Mr. Johnson’s association with corporate governance and executive compensation best practices as a member of Kraft’s Management Committee, as a board member of Michael Foods and, recently, as a member of Barry Callebaut’s executive committee, also enables him to make valuable contributions to the Board.

JAMES R. WIMMER, 81, has been a member of our Board since 1985 and currently serves on the Audit, Nominating/Governance and Executive Committees. Mr. Wimmer is a retired attorney from the law firm of Lord, Bissell & Brook, where he was Partner from 1959 to 1992 and Of Counsel from 1992 to 1999. Mr. Wimmer served as Chairman of Lord, Bissell & Brook for one year and as a member of its executive committee for 12 years. During the course of his career, Mr. Wimmer has represented a wide variety of companies, including us, in corporate securities and insurance-related matters. Our longest-serving director, Mr. Wimmer joined the Board the year after our initial public offering. As an attorney, Mr. Wimmer assisted us with numerous complex issues and, as a director, he has been a key advisor on complicated legal and strategic issues. His 25 years of service on the Board and even longer association as our attorney give Mr. Wimmer a deep understanding of, and a unique perspective on, the challenges we face, greatly enriching the Board’s decision-making process.

Continuing Class III Directors with Terms Expiring in 2011

ELBERT O. HAND, 70, has been a member of our Board since 2002 and currently serves on the Compensation and Nominating/Governance Committees. Mr. Hand was Chairman of the Board of Hartmarx Corporation, an apparel marketing and manufacturing company, from 1992 to 2004, and served as a member of Hartmarx’s board from 1984 to 2010. He served as Chief Executive Officer of Hartmarx from 1992 to 2002 and as President and Chief Operating Officer from 1987 to 1992. From 1982 to 1989, Mr. Hand also served as President and Chief Executive Officer of Hartmarx’s Men’s Apparel Group. Mr. Hand was a director of Austin Reed Group PLC, a U.K.-based apparel company, from 1995 to 2002, and after 2002 served as an advisor to the board for a number of years. On January 25, 2010, Mr. Hand was elected as a member of the board and non-executive Chairman of Environmental Solutions Worldwide, Inc., a publicly traded manufacturer and marketer of environmental control technologies. He has also served as a member of Northwestern University’s Kellogg Advisory Board. The Board benefits from Mr. Hand’s business acumen gleaned from nearly three decades of leadership roles in the apparel marketing and manufacturing industry. His sales and marketing expertise from decades in that industry is particularly useful in advising us with respect to our sales and marketing initiatives. Mr. Hand’s long association with U.K. apparel company Austin Reed, is valuable to the Board as we continue to expand our U.K. and other international operations.

KAY W. MCCURDY, 59, has been a member of our Board since 2005 and currently serves on the Compensation and Nominating/Governance Committees. Ms. McCurdy is a Partner at the law firm of Locke Lord Bissell & Liddell LLP, where she has practiced corporate and finance law since 1975. She was elected Partner in 1983 and served on the firm’s Executive Committee from 2004 to 2006. During her 35 years as a corporate and finance attorney, Ms. McCurdy has represented numerous companies in financing transactions, mergers and acquisitions, securities offerings, and in connection with executive compensation and corporate governance issues. Ms. McCurdy served as a director of Trek Bicycle Corporation, a leading bicycle manufacturer, from 1998 to 2007. In 2004, Crain’s Chicago Business selected her as one of Chicago’s 100 Most Influential Women, and in 2008, she was selected by Leading Lawyers Network as one of the Top 100 Leading Women Business Lawyers in Illinois. Ms. McCurdy’s 35 years of experience advising companies regarding legal, public disclosure, corporate governance and executive compensation issues provide her with a depth and breadth of experience that enhances our ability to navigate legal and strategic issues. Her experience with mergers and acquisitions and representing borrowers is particularly valuable as we continue to execute our growth strategy and manage related financing and liquidity issues. Ms. McCurdy’s exposure to corporate governance and executive compensation best practices as an expert advising a wide variety of companies across different industries also enables her to make valuable contributions to the Board with respect to these matters.

NORMAN L. ROSENTHAL, Ph.D., 58, has been a member of our Board since 2008 and currently serves on the Audit Committee. Since 1996, he has been President of Norman L. Rosenthal & Associates, Inc., a management consulting firm that specializes in the property and casualty insurance industry. Prior to 1996, Dr. Rosenthal spent 15 years following the property and casualty insurance industry at Morgan Stanley & Co., a global financial services firm, departing as Managing Director. Dr. Rosenthal served on the boards of Aspen Insurance Holdings, Ltd., a publicly traded global property and casualty insurance and reinsurance company, from 2002 to 2009, Mutual Risk Management Ltd., a publicly traded off-shore provider of alternative commercial insurance and financial services, from 1997 to 2002, Vesta Insurance Group, Inc., a publicly traded group of insurance companies, from 1996 to 1999, and Alliant Insurance Group Inc., a private insurance brokerage and financial services company, from 2005 to 2007. He currently serves on the private company boards of The Plymouth Rock Company, a group of auto and homeowners’ insurance companies, and Securis Investment Partners & Funds, an investment fund focused on the global insurance industry. Dr. Rosenthal holds a Ph.D. in Business and Applied Economics, with an insurance focus, from the Wharton School of the University of Pennsylvania. Dr. Rosenthal’s vast experience in the insurance and finance industries is a valuable resource to us and greatly enriches the Board’s decision making. In addition, Dr. Rosenthal’s academic expertise in applied economics, combined with his decades of experience as a management consultant and director in the insurance sector, greatly enhances the Board’s ability to oversee our assessment and management of material risks.

Legal Proceedings Involving Directors and Executive Officers

As of the date of this proxy statement, there is no material proceeding to which any of our directors or executive officers, or any associate of any such director or executive officer, is a party or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of the events described in Item 401(f) of Regulation S-K have occurred during the past ten years.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

The Audit Committee has considered the qualifications of Ernst & Young LLP and has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The Board wishes to obtain stockholders’ ratification of the Audit Committee’s action in such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the selection of Ernst &Young is not ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of an independent registered public accounting firm so long after the beginning of the current year, it is contemplated that the appointment for the year 2010 will stand unless the Board finds other good reason for making a change.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2009 and 2008:

	2009	2008
Audit Fees	$1,889,000	$1,942,000
Audit-Related Fees	732,000	490,000
Tax Fees	1,888,000	1,300,000
All Other Fees	—	2,000

Totals	$4,509,000	$3,734,000

Fees for audit services include fees associated with the annual audit of our Company and our subsidiaries and the effectiveness of internal control over financial reporting, the review of our quarterly reports on Form 10-Q and annual report on Form 10-K, and statutory audits required internationally. Audit-related fees principally include due diligence in connection with acquisitions, audits in connection with our employee benefit plans, issuance of service auditor reports (SAS 70) related to operations at one of our subsidiaries and advisory work related to our compliance with foreign statutory requirements. Tax fees include tax compliance, tax advice and tax planning related to Federal, state and international tax matters. All other fees principally include fees for access to an online accounting and tax information database.

All audit-related services, tax services and other services for fiscal years 2009 and 2008 were pre-approved by the Audit Committee. It is the policy of the Audit Committee to pre-approve the engagement of the independent registered public accounting firm before we engage such accountant to render audit or other services.

A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

THE BOARD AND AUDIT COMMITTEE RECOMMEND THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, risk assessment and risk management, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee manages our relationship with our independent registered public accounting firm and is responsible for the appointment, retention, termination and compensation of the independent auditor.

Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, our accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and for auditing the effectiveness of our internal controls over financial reporting. The Audit Committee monitors our financial reporting process and reports its findings to the Board.

The Audit Committee carried out its duties and responsibilities, including the following specific actions:

•

Reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements as of and for the fiscal year ended December 31, 2009 and our internal control over financial reporting as of December 31, 2009;

•

Reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the standards of the Public Company Accounting Oversight Board (PCAOB), including those described in Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and adopted by the PCAOB in Rule 3200T; and

•

Obtained the written disclosures and letter from the independent registered public accounting firm regarding its communications with the Audit Committee concerning independence as required by the applicable requirements of the PCAOB, including the requirements under PCAOB Rule 3526, and discussed with the independent registered public accounting firm any relationship that may impact their objectivity and independence.

Based on these reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE

William L. Bax (Chair)

T. Kimball Brooker

Frank E. English, Jr.

Norman L. Rosenthal

James R. Wimmer

PROPOSAL 3—APPROVAL OF THE ARTHUR J. GALLAGHER & CO. SENIOR MANAGEMENT INCENTIVE PLAN

The Board of Directors proposes that stockholders approve the Arthur J. Gallagher & Co. Senior Management Incentive Plan (the SMIP). A previous SMIP was approved by stockholders at the 2005 Annual Meeting (the 2005 SMIP), with a term expiring on December 31, 2009. On January 28, 2010, the Board adopted, subject to stockholder approval at this year’s Annual Meeting, the SMIP included as Appendix A to this proxy statement, containing substantially the same terms as the 2005 SMIP, to be effective as of January 1, 2010. The SMIP has been designed to meet the performance-based exception to the $1.0 million limitation of deductible compensation under Section 162(m) of the Internal Revenue Code. To qualify for the performance-based exception, the material terms of the performance-based compensation must be disclosed to and approved by our stockholders. The Board requests that stockholders approve the material terms of the SMIP so that awards and payments made under the SMIP for 2010 and in future years will qualify for the performance-based exception, and will not count towards the $1.0 million limitation under Section 162(m).

The Board’s adoption and recommendation of the SMIP is based upon its determination that the SMIP continues to be consistent with similar plans at many comparable companies. The purposes of the SMIP are to retain and motivate our officers and officers of our subsidiaries by providing them with the opportunity to earn incentive payments or stock-based awards based upon the extent to which specific performance goals have been achieved or exceeded for specified periods. The Board continues to believe that awards made pursuant to the SMIP will provide us with certain advantages, including that it closely links compensation to objective measures of our performance and may increase the amount of compensation we can deduct for Federal income tax purposes.

This description of the SMIP is qualified in its entirety by reference to the plan document, a copy of which is attached to this proxy statement as Appendix A. The term of the SMIP is January 1, 2010 to December 31, 2014, and all of our officers and our subsidiaries’ officers (approximately 300 people) are eligible for selection by the Compensation Committee to participate during any given performance period.

Form of Awards.    All payments under the SMIP will be made in cash or stock under one of our incentive plans.

Administration.    The Compensation Committee will interpret, construe and administer the SMIP, and any such interpretation, construction and administration will be final, conclusive and binding. In particular, the Compensation Committee will determine which officers will participate during each performance period, performance goals for each participant, whether goals have been attained, and whether incentive awards must or may be deferred by participants. Except with respect to awards payable to our CEO and officers with compensation likely to reach the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, the committee may delegate some or all of its authority under the SMIP to any executive officer.

Performance Goals.    For each performance period, the Compensation Committee will establish one or more objective performance goals for each participant or for one or more groups of participants. Performance goals will be based exclusively on one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures: (i) the attainment of a specified fair market value for shares of our common stock for a specified period of time, (ii) earnings per share, (iii) return to stockholders, (iv) return on assets, (v) return on equity, (vi) revenue, (vii) cash flow, (viii) operating expense reduction, (ix) return on investment, (x) return on capital, (xi) operating margin, (xii) net income, (xiii) earnings before interest, taxes, depreciation and/or amortization, (xiv) operating earnings, (xv) net cash provided by operations, and (xvi) strategic business criteria, consisting of one or more objectives such as (A) geographic business expansion goals, (B) cost targets, (C) customer satisfaction ratings, (D) reductions in errors and omissions, (E) reductions in lost business, (F) management of employment practices and employee benefits, (G) supervision of litigation, (H) satisfactory audit scores, (I) productivity, (J) efficiency, and (K) goals relating to acquisitions or divestitures, or any combination of the foregoing.

Limits.    The Compensation Committee will have the sole authority to determine the objective performance goals. Awards may be expressed based on the participant’s annual salary or a multiple thereof. The committee has the authority to reduce the award or decide that no payment will be made. No participant may receive a payment in excess of $3,000,000 in any fiscal year, which amount will be prorated for a performance period that is less than one year in duration.

Amendment or Termination of the SMIP.    The Board may amend or terminate the SMIP, as it deems advisable, subject to any requirement of stockholder approval required by law, rule or regulation, including Section 162(m) of the Internal Revenue Code.

New Plan Benefits.    The actual amount of compensation that will be paid under the SMIP cannot be determined at this time.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE ARTHUR J. GALLAGHER & CO. SENIOR MANAGEMENT INCENTIVE PLAN

CORPORATE GOVERNANCE

We are committed to sound and effective corporate governance. We monitor developments in corporate governance and have taken steps over the years to strengthen our practices in this area. Highlights include the following:

•	Board Independence. All Board members other than our Chairman are independent.
•	Majority Voting in Director Elections. We amended our bylaws in 2008 to provide that, in uncontested elections, directors must be elected by a majority of the votes cast.
•	Annual Election of Directors. We amended our certificate of incorporation in 2008 to eliminate our classified Board structure over 3 years.
•	No Supermajority Voting Requirements in Certificate of Incorporation. We eliminated all supermajority voting requirements in our certificate of incorporation in 2008.
•	No Poison Pill. We allowed our Rights Agreement to expire without renewal in 2008.
•	“Double Trigger” for Severance Payments to Executives upon a Change in Control. Our executives’ Change-in-Control Agreements contain a “double trigger” condition for severance payments.
•	Executive Officer Stock Ownership Requirement. Executive officers are required to own common stock with a value equal to a multiple of base salary.
•	Director Stock Ownership Requirement. Directors are required to own common stock with a value equal to 3 times the annual director retainer amount.
•	Offer to Resign Upon Job Change. Directors who change the nature of their job must offer to resign from the Board.

Our reputation is the foundation of our business, and our directors, executive officers and employees are expected to act ethically at all times. To provide guidance in this regard, we have adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees. The Code, along with our Governance Guidelines and the charters of the Audit, Compensation and Nominating/Governance Committees, are available for viewing in the “Investor Relations” section of our website, www.ajg.com, under “Corporate Governance.”

Board Leadership Structure

J. Patrick Gallagher, Jr. currently serves as Chairman of the Board and CEO. With the exception of the Chairman, all Board members are independent and actively oversee the activities of the Chairman and other members of the senior management team. At the end of each regularly scheduled meeting of the Board, the independent directors select an independent Lead Director who serves until the end of the next regularly scheduled meeting of the Board. The responsibilities of the Lead Director include acting as a liaison between the Chairman and the independent directors, coordinating with the Chairman regarding information sent to the Board, coordinating with the Chairman regarding Board meeting agendas and schedules, and being available for consultation and communication with stockholders as appropriate. In addition, the Lead Director is authorized to call and preside over executive sessions of the independent directors without the Chairman or other management present. The independent directors meet regularly in executive sessions. An executive session is held in conjunction with each regularly scheduled Board meeting, and other sessions may be called by the Lead Director at his or her discretion or at the request of the Board. The committees of the Board also meet regularly in executive sessions without management. We believe that our Board leadership structure provides us with a number of advantages. Mr. Gallagher’s extensive knowledge of our business after 25 years as an executive with our Company and 15 years as our CEO enriches the Board’s decision making. Mr. Gallagher’s role as Chairman and CEO also enhances communication and coordination between management and the Board on critical issues.

Board’s Role in Risk Oversight

The Board has delegated responsibility for oversight and monitoring of management’s risk assessment and risk management functions primarily to the Audit Committee. Additionally, the Compensation Committee reviews our overall compensation structure to avoid incentives that promote excessive risk-taking by executive officers and other employees. The Audit Committee fulfills its oversight role by discussing, among other things, guidelines and policies regarding risk assessment and risk management, our major financial risk exposures and steps taken by management to monitor and control such exposures. To fulfill its risk oversight and monitoring roles, the Audit Committee oversees an internal audit department, the head of which reports directly to the Audit Committee (other than with respect to the department’s day-to-day operations). The internal audit department is independent from management and its responsibilities are defined by the Audit Committee. At least annually, the head of the internal audit department is required to confirm to the full Board the department’s organizational independence. Among other things, its purpose is to bring a systematic and disciplined approach to evaluating and improving the effectiveness of our risk management, control and governance processes. The internal audit department evaluates the effectiveness of our risk management processes, performs consulting and advisory services for us related to risk management, and reports significant risk exposures, including fraud risks, to the Audit

Committee. The Audit Committee periodically reports to the full Board a summary of its activities and any key findings that arise from its risk oversight and monitoring functions.

Board Committees

The Board currently has Audit, Compensation and Nominating/Governance Committees, each of which has a charter available in the “Investor Relations” section of our website, www.ajg.com, under “Corporate Governance.” The Board also has an Executive Committee. All of the members of the Audit, Compensation and Nominating/Governance Committees are independent. The following table sets forth the members of, and the number of meetings held by, each committee during 2009:

Director	Audit	Compensation	Nominating/ Governance	Executive
William L. Bax	Chair
T. Kimball Brooker	X	Chair*
Frank E. English, Jr.	X
J. Patrick Gallagher, Jr.				X
Ilene S. Gordon		X	Chair
Elbert O. Hand		X	X
David S. Johnson		X	X
Kay W. McCurdy		X	X
Norman L. Rosenthal	X
James R. Wimmer	X		X	X
Meetings Held in 2009	4	5	3	1

*	The Board expects to designate a new Chair of the Compensation Committee following Mr. Brooker’s retirement at this year’s Annual Meeting.

Audit Committee.    The Audit Committee is responsible for, among other things, general oversight of the integrity of our financial statements, risk assessment and risk management, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee manages our relationship with our independent registered public accounting firm and is responsible for the appointment, retention, termination and compensation of the independent auditor. Each member of the Audit Committee meets the additional heightened independence and other requirements of the NYSE. The Board has determined that Mr. Bax qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee.    The Compensation Committee is responsible for, among other things, reviewing compensation arrangements for our executive officers, including our CEO, for administering our equity compensation and other benefit plans, and for reviewing our overall compensation structure to avoid incentives that promote excessive risk-taking by executive officers and other employees. The Compensation Committee may engage a compensation consultant to assist it in carrying out its duties and responsibilities, and has the sole authority to retain and terminate any compensation consultant, including sole authority to approve any consultant’s fees and other retention terms. For more information regarding the roles of our CEO and compensation consultant in setting compensation, please see page 20.

Nominating/Governance Committee.    The Nominating/Governance Committee is responsible for, among other things, identifying qualified Board and Board committee candidates, recommending changes to the Board’s size and composition, recommending director independence standards and governance guidelines, and reviewing and approving related party transactions.

•

Director Qualifications.    When identifying director candidates, in addition to applicable SEC and NYSE requirements, the Nominating/Governance Committee considers other factors as it deems appropriate, including the candidate’s judgment, skill, integrity, diversity, and business or other experience. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board and management and be free from relationships or conflicts of interest that could interfere with the director’s duties to us and our stockholders. The Nominating/Governance Committee may consider candidates suggested by stockholders, management or members of the Board and may hire consultants or search firms to help identify and evaluate potential nominees for director. For more information regarding how stockholders can submit director nominees for consideration by the Nominating/Governance Committee, please see page 4.

•	Board Diversity. The Nominating/Governance Committee seeks Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating/Governance Committee implements this policy through discussions among committee members and assesses its effectiveness annually as part of the self-evaluation process of the Nominating/Governance Committee and the Board.

Executive Committee.    The Executive Committee is authorized to act on the Board’s behalf between Board meetings. Actions taken by the Executive Committee are reviewed, approved and ratified by the Board at its next meeting following any such actions.

Other Board Matters

Independence.    The Board has conducted its annual review of the independence of each director nominee and continuing director under NYSE standards and the independence standards set forth in Appendix A of our Governance Guidelines (available in the Investor Relations section of our website, www.ajg.com, under “Corporate Governance”). Based upon its review, the Board has concluded in its business judgment that, with the exception of J. Patrick Gallagher, Jr., an executive officer, all of the director nominees and continuing directors are independent.

Attendance.    The Board expects each director to attend and participate in all Board and applicable committee meetings. Each director is expected to prepare for meetings in advance and to dedicate the time necessary to discharge properly his or her responsibilities at each meeting and to ensure other commitments do not materially interfere with his or her service on the Board. During 2009, the Board met nine times. All of the nominees and continuing directors attended 75% or more of the aggregate meetings of the Board and the committees on which they served during 2009. We expect all Board members to attend our Annual Meeting. All of our Board members attended our Annual Meeting held on May 12, 2009.

Stockholder Communications with the Board.    A stockholder or other party interested in communicating with the Board, any of its committees, the Chairman, the Lead Director, the non-management directors as a group or any director individually may do so by writing to their attention at our principal executive offices, Arthur J. Gallagher & Co., c/o Secretary, Two Pierce Place, Itasca, Illinois 60143-3141. Communications received in writing are distributed to the Board, committee Chair, Chairman, Lead Director, non-management directors as a group, or individual director, as instructed in such communications.

DIRECTOR COMPENSATION

The Board sets the amount and form of director compensation based upon recommendations made by the Compensation Committee. Mr. Gallagher receives no additional compensation for his service as a director. The current practice of the Board is to base a substantial portion of each non-employee director’s total annual compensation on equity, in the form of annual grants of restricted stock units and/or stock options. On May 12, 2009, each non-employee director was granted restricted stock units with respect to 1,762 shares of common stock and a stock option with respect to 9,375 shares of common stock, all of which vest on the first anniversary of the date of grant (or immediately upon a director’s departure from the Board). Under the 2009 Long-Term Incentive Plan (LTIP), each non-employee director may also elect to receive an additional stock option in lieu of all or part of the annual cash retainer otherwise payable to such director for Board and committee service, which consists of an annual retainer of $75,000 and fees of $1,000 for each in-person and $500 for each teleconference Board or committee meeting attended (with only one attendance fee paid for multiple meetings on the same day). The Chair of the Audit Committee receives an additional annual fee of $10,000 and the Chairs of the Compensation and Nominating/Governance Committees each receive an additional annual fee of $5,000. Directors are reimbursed for travel and accommodation expenses incurred in connection with attending Board and committee meetings. In addition, each director was eligible in 2009 to participate in our matching charitable gift program, whereby a matching contribution of up to $1,000 is made to charitable organizations on behalf of an individual, via the Gallagher Foundation.

Director Deferral Plan.    Directors may elect to defer all or a portion of their annual cash retainer or restricted stock awards under our Deferral Plan for Nonemployee Directors (Director Deferral Plan). Deferred cash retainers are converted into share units based on the price of our common stock on the date such amount would otherwise have been paid, and restricted stock awards that are deferred upon vesting are converted into an equivalent number of share units. Dividend equivalents are credited to each share unit at the same time dividends are paid on our common stock, and such amounts are deemed converted into additional share units. Amounts deferred under the Director Deferral Plan are generally distributed in the form of common stock at a date specified by each director or upon such director’s departure from the Board.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
William L. Bax	84,250	37,495	39,286	6,196	167,227

T. Kimball Brooker	80,250	37,495	39,286	6,196	163,227

Frank E. English, Jr. (4)	61,750	37,495	39,286	1,128	139,659

Ilene S. Gordon	76,250	37,495	39,286	7,196	160,227

Elbert O. Hand	71,250	37,495	39,286	6,196	154,227

David S. Johnson	70,250	37,495	39,286	6,196	153,227

Kay W. McCurdy	71,250	37,495	39,286	7,196	155,227

Norman L Rosenthal	74,250	37,495	39,286	5,507	156,538

James R. Wimmer	78,750	37,495	39,286	6,196	161,727

Total	668,250	337,455	353,574	52,007	1,411,286

(1)	This column represents the full grant date fair value of restricted stock awards granted in 2009 in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (formerly SFAS 123R), except that in accordance with rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to restricted stock grants, refer to Note 13 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009. The number of restricted stock awards outstanding for each director as of December 31, 2009 was: Mr. Bax—5,722 shares; Mr. Brooker—5,722 shares; Mr. English—1,762 shares; Ms. Gordon—5,722 shares; Mr. Hand—5,722 shares; Mr. Johnson—5,722 shares; Ms. McCurdy—5,722 shares; Mr. Rosenthal—4,402 shares; and Mr. Wimmer—5,722 shares.

(2)	This column represents the full grant date fair value of option awards granted in 2009 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to option award grants, refer to Note 11 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009. The number of option awards outstanding as of December 31, 2009 for each director listed above were as follows: Mr. Bax—9,375; Mr. Brooker—158,375; Mr. English—9,375; Ms. Gordon—165,375; Mr. Hand—85,875; Mr. Johnson—59,375; Ms. McCurdy—23,874; Mr. Rosenthal—9,375 and Mr. Wimmer—175,679. Some of these options were previously issued under our 1989 Non-Employee Directors’ Stock Option Plan, which was replaced by the LTIP approved by stockholders at last year’s Annual Meeting.

(3)	Includes dividends paid on shares outstanding as of December 31, 2009 related to unvested restricted stock awards for each director and matching contributions made to charitable organizations on behalf of the director via the Gallagher Foundation. Matching contributions of $1,000 were made for each of Ms. Gordon, Ms. McCurdy and Mr. Rosenthal.

(4)	Mr. English was first elected to the Board at the 2009 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related party transactions approval policy

We have adopted written policies and procedures for the review and approval or ratification of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom is referred to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the Nominating/Governance Committee each related party transaction for the committee’s review and approval (other than related party transactions involving director and executive officer compensation matters, certain ordinary course transactions, transactions involving competitive bids or rates fixed by law, and transactions involving services as a bank depository, transfer agent or similar services). The committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the committee, subject to ratification by the committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

Related Party Transactions

Since the beginning of fiscal 2009, we have engaged in the following related party transactions with immediate family members of some of our directors and executive officers, in each case on terms commensurate with that of other employees with equivalent qualifications and responsibilities and holding similar positions:

•

We employed a sister of Mr. Gallagher in 2009 as the head of a specialty sales unit within our Brokerage Segment, who was paid total cash compensation of $404,652 (including salary, bonus and other compensation) and received equity awards with a grant date fair value of $100,011.

•

We employed a brother of Mr. Gallagher in 2009 as a Vice President and one of five regional managers within our Brokerage Segment, who was paid total cash compensation of $756,920 (including salary, bonus and other compensation) and received equity awards with a grant date fair value of $200,000.

•

We employed a brother-in-law of Mr. Gallagher in 2009 as a Vice President of Administration and Development within our Brokerage Segment, who was paid total cash compensation of $421,444 (including salary, bonus and other compensation) and received equity awards with a grant date fair value of $165,004.

•

We employed a son of Mr. Gallagher in 2009 as a producer within our Brokerage Segment, who was paid total cash compensation of $502,530 (including salary, bonus and other compensation, approximately $215,000 of which was for cost-of-living adjustments and other expenses related to working overseas) and received equity awards with a grant date fair value of $76,002.

•

We employed a brother of Mr. Durkin in 2009 as the manager of a local sales office, who was paid total cash compensation of $381,969 (including salary, bonus and other compensation) and received equity awards with a grant date fair value of $99,811. He was also given two loans by the Company totaling $325,000, both of which bear annual interest at 3.2%. No principal or interest was paid during 2009, and a portion of principal and interest was forgiven by the Company (such amount is included in the total compensation figure above). As of December 31, 2009, $264,160 was outstanding under these loans.

In addition, in 2009, we paid $319,225 to Advanced Group for certain temporary personnel-related services. A brother of Mr. Gallagher has an ownership interest in, and in 2009 was an executive vice president of, Advanced Group. We engaged Advanced Group in the ordinary course of business in accordance with our normal procedures for engaging service providers and on terms no less favorable than those that could be obtained from unaffiliated third parties.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information concerning beneficial ownership of our common stock as of March 15, 2010 by:

•	Each person we know to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	Each of our named executive officers, directors and director nominees; and
•	All of our executive officers and directors as a group.

The percentage calculations in this table are based on a total of 103,126,530 shares of our common stock outstanding as of March 15, 2010. Unless otherwise indicated below, to our knowledge, the individuals and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. In addition, unless otherwise indicated, the address for all persons named below is c/o Arthur J Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143.

		Common Stock Issuable Within 60 Days
Name	Shares of Common Stock	Stock Options (1)	Unvested Restricted Stock Awards (2)	Total Beneficial Ownership	Percent of Common Stock Outstanding
5% Stockholders

Capital Research Global Investors (3)
333 South Hope Street Los Angeles, CA 90071	10,955,920	--	--	10,955,920	10.6%

BlackRock, Inc. (4)
40 East 52nd Street New York, NY 10022	6,971,388	--	--	6,971,388	6.8%

Capital World Investors (3)
333 South Hope Street Los Angeles, CA 90071	6,000,000	--	--	6,000,000	5.8%

NEOs, directors and nominees

J. Patrick Gallagher, Jr.	566,854 (5)	303,478	--	870,332	*

James W. Durkin, Jr.	274,969	126,116	--	401,085	*

James S. Gault	62,689 (6)	157,785	--	220,474	*

Douglas K. Howell	32,231	118,542	--	150,773	*

David E. McGurn, Jr.	128,788 (7)	176,116	--	304,904	*

William L. Bax	11,621	9,375	5,722	26,718	*

T. Kimball Brooker	203,040 (8)	134,375	5,722	343,137	*

Frank E. English, Jr.	10,000	9,375	1,762	21,137	*

Ilene S. Gordon	12,040	139,375	5,722	157,137	*

Elbert O. Hand	11,621	85,875	5,722	103,218	*

David S. Johnson	9,340	59,375	5,722	74,437	*

Kay W. McCurdy	11,040	23,874	5,722	40,636	*

Norman L. Rosenthal	5,940	9,375	4,402	19,717	*

James R. Wimmer	14,280 (9)	151,679	5,722	171,681	*

All directors and executive officers as a group (18 people)	1,388,169	1,574,376	46,218	3,008,763	2.9%

*	Less than 1%

(1)	All non-employee director stock options are immediately exercisable upon a director’s departure from the Board under most circumstances, and are included because a director could depart the Board and acquire rights to the underlying stock within 60 days. Stock options granted to executive officers prior to 2007 are immediately exercisable upon the departure of an executive officer that has reached the age of 55, and therefore, for these officers (Messrs. Gallagher, Durkin, Gault and McGurn), such options are included because they could depart the Company and acquire rights to the underlying stock within 60 days. Stock options granted to executive officers beginning in 2007 are forfeited upon an officer’s departure, and are included only to the extent exercisable within 60 days pursuant to their vesting schedules.

(2)	All non-employee director unvested restricted stock and restricted stock units vest immediately upon a director’s departure from the Board, and are included because a director could depart the Board and acquire rights to the underlying stock within 60 days. This column does not include shares held for the account of executive officers under the Age 62 Plan, which are reported on page 28 in footnote 2 under “Outstanding Equity Awards at 2009 Fiscal Year-End.”

(3)	Information obtained from Schedules 13G filed with the SEC by each of Capital Research Global Investors and Capital World Investors on February 11, 2010. Capital Research Global Investors and Capital World Investors are divisions of Capital Research and Management Company (CRMC), which manages equity assets for various investment companies through these two divisions. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. Capital Research Global Investors is deemed to be the beneficial owner of 10,955,920 shares of our common stock because CRMC acts as an investment adviser to various investment companies registered with the SEC under the Investment Company Act of 1940. Capital World Investors is deemed to be the beneficial owner of our common stock because CRMC acts as an investment adviser to the Income Fund of America, Inc., an investment company registered with the SEC under the Investment Company Act of 1940 that beneficially owns 6,000,000 shares of our common stock.

(4)	Information obtained from a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc.

(5)	Includes 180,250 shares held in trust for the benefit of his children by his wife, Anne M. Gallagher, and another, as trustees, and over which he has shared voting and shared investment power; 85,474 shares held by his wife; and 150,000 shares held by Elm Court LLC, a limited liability company of which the voting LLC membership interests are owned by J. Patrick Gallagher, Jr. and the non-voting LLC membership interests are owned by a grantor retained annuity trust under which J. Patrick Gallagher, Jr. is the trustee.

(6)	Includes 56,000 shares held by his wife.

(7)	Includes 63,000 shares held directly by his wife, and 4,898 shares held by his wife as custodian for the benefit of his daughter, over which he has shared voting and shared investment power.

(8)	Includes 15,000 shares owned by Barbara Oil Company, which are voted by Mr. Brooker.

(9)	Includes 3,000 shares held by his wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports must also be furnished to us.

Based on a review of copies of Forms 3, 4 and 5 furnished to us or filed with the SEC, or written representations that no additional reports were required, we believe that our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements, except that: (i) each of our executive officers during 2009 (Messrs. Bay, Cary, Durkin, Gallagher, Gault, Howell, McGurn, McKenna and Ms. McGrath) untimely filed one Form 4 relating to grants of restricted stock made on March 4, 2009 (these filings were two days late due to an inadvertent administrative error); (ii) Mr. Gallagher, an executive officer, failed to file one Form 5 in 2008 in connection with a gift of 448 shares of common stock received by his spouse on December 10, 2007 (reported on a Form 4 filed on February 12, 2010); and (iii) Mr. McGurn, an executive officer, failed to file one Form 5 in 2009 in connection with gifts of common stock made to his children on July 24, 2008 totaling 2,790 shares (reported on a Form 4 filed on February 12, 2010).

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our 2010 proxy statement, which will be filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

T. Kimball Brooker (Chair)

Ilene S. Gordon

Elbert O. Hand

David S. Johnson

Kay W. McCurdy

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses compensation awarded to, earned by, or paid to the following named executive officers:

J. Patrick Gallagher, Jr.	Chairman, President and Chief Executive Officer

Douglas K. Howell	Corporate Vice President and Chief Financial Officer

James W. Durkin, Jr.	Corporate Vice President President, Employee Benefit Consulting and Brokerage

James S. Gault	Corporate Vice President President, Property/Casualty Brokerage

David E. McGurn, Jr.	Corporate Vice President President, Wholesale Brokerage

This discussion and analysis contains statements regarding our performance measures, targets, goals and thresholds. These measures, targets, goals and thresholds are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.

Executive Summary

The Compensation Committee of the Board of Directors determines the compensation of our executive officers, including our named executive officers. The committee considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. The committee also consults with management regarding non-executive employee compensation plans and programs.

The Compensation Committee’s philosophy is to provide compensation programs that attract, motivate and retain top caliber executive talent and deliver rewards for superior performance as well as consequences for underperformance through “at-risk” pay elements. The committee believes that compensation should promote ownership and loyal long-term service by tying long-term wealth creation for executives to long-term sustained individual and Company performance. Additionally, the committee believes that incentive compensation should create an ownership mindset among executive officers that encourages actions and behaviors that will improve profitability and maximize stockholder value. Finally, the committee believes that compensation decisions should be guided by a principle of fairness both in relation to the market and internal pay structures.

In furtherance of this philosophy, our compensation programs for executive officers include the elements identified in the following table:

Compensation Element	Objective	Key Features

Base Salary	To compensate executive officers for fulfilling the regular duties and responsibilities of their positions	Base salary may be increased from time to time based on job performance, promotion into a new role, expansion of duties, or market forces

Annual Incentive Compensation	To provide significant financial motivation to achieve key annual operational, financial and strategic goals that will drive stockholder value creation	Annual incentives are considered “at-risk” and reward amounts (including thresholds and maximum payouts) are determined based on a combination of financial, operating and individual performance elements

Long-Term Incentive Plan (LTIP)	To reinforce an ownership mindset and align the financial interests of executive officers with those of stockholders

Long-term incentive opportunities are greater for executive officers with a greater direct impact on long-term Company performance

Long-term incentive design includes equity and stock price performance-based awards with multi-year vesting and overlapping maturity

Long-term equity-based incentive compensation is paid through stock options, restricted stock units or performance units, each of which ties executive officers’ long-term wealth creation to the performance of our stock

The proportion of equity-based versus cash incentives received by each named executive officer is influenced by our equity “burn-rate” limitations, described in more detail below

Deferred Equity Participation Plan (Age 62 Plan)	To promote long-term retention of executive officers	Payment of incentives are generally delayed until executive officers reach age 62

We believe that our compensation programs are balanced and reasonable and help us retain highly qualified and talented executive officers in a competitive marketplace for executive talent. We pay for performance, linking wealth creation for our executive officers to long-term sustained individual and Company performance. In general, approximately two-thirds of the value of executive officers’ total direct compensation opportunity is delivered through “at-risk” incentives.

The Compensation Committee reviews our compensation programs for executive officers to determine whether they incentivize executive officers to take excessive risks. As a result of this review, the committee has determined that our compensation programs appropriately balance short-term and long-term incentives and discourage executive officers from taking excessive risks to maximize earnings or meet performance objectives in a single year at the expense of our long-term objectives. To that end, our LTIP permits the use of a variety of equity and equity-based compensation awards including stock options, restricted stock units, performance units and deferred equity awards, with multi-year vesting and overlapping maturity. Together with our executive stock ownership guidelines, the Compensation Committee believes this mix of incentives encourages executive officers to achieve both short-term operating and long-term strategic objectives, including the long-term performance of our stock.

Fiscal year 2009 was a challenging year for us due to continuing softness in insurance premium rates and declining exposure units as our clients grappled with the effects of the global financial crisis and economic recession on their businesses. During this difficult period, we continued to execute our acquisition strategy, although at a slower pace than in previous years, and maintained our focus on selling new business and controlling expenses. As a result of these actions, we achieved revenue growth of 5% and

EBITAC1 growth of over 18%. Incentive compensation awards for 2009 performance reflect the Compensation Committee’s view that, although our performance did not meet the threshold for maximum awards under our compensation programs, these were outstanding results given the difficult operating environment in 2009.

Despite the challenges of the current economic environment, we remain focused on fundamentals critical to the long-term success of our businesses. These include providing superior client service, continuing to pursue our acquisition strategy, working hard to grow our businesses organically and continuing to maintain discipline on operating expenses. Our executive officers are focused and fully engaged on these proven fundamentals, and we remain confident that our compensation programs are appropriately designed to motivate the executive team to work hard for our success during these tough economic times and position us for greater success when the economy improves.

Compensation Decision-Making Process

The Compensation Committee is responsible for decisions regarding compensation for our executive officers, and establishes compensation opportunities after considering the compensation objectives outlined above, compensation data for our talent market, trends in the financial service and insurance brokerage sector, best practices, internal considerations such as the strategic value of a given role, affordability, tax deductibility and accounting considerations. In addition, the Compensation Committee is responsible for establishing the annual total stockholder value to be transferred through our compensation programs and for setting thresholds for incentive compensation.

The Compensation Committee has incorporated into its decision-making process the data compiled in each named executive officer’s tally sheet prepared by management. The tally sheets provide a comprehensive view of our compensation payout exposure under various termination scenarios (e.g., voluntary or involuntary termination, retirement, change in control, etc.). The tally sheets also provide details regarding all compensation, benefits and perquisites delivered to our named executive officers during the most recent three-year period. Additionally, the tally sheets include a three-year analysis of equity and deferred compensation. This information provides a comprehensive context in which the Compensation Committee can determine the appropriate type and amount of compensation for each named executive officer.

Competitive Assessment

To ensure that total compensation for named executive officers and other senior executives is competitive, the Compensation Committee reviews published survey data and the proxy data for publicly traded competitors for business and executive talent. The Compensation Committee’s review examines the total direct compensation opportunity as a whole (base salary, annual incentives and long-term incentives) as well as each of its components. Although external compensation data is used as a market reference for the Compensation Committee’s decisions, we do not target total compensation of named executive officers to a specific percentile compared to the peer group and published survey data.

The current peer group reviewed by the Compensation Committee includes companies that are considered key competitors for our business and leadership talent and other financial companies and insurance carriers that provide information with respect to broader market compensation trends. For the 2009 study, the companies in the peer group consisted of:

Ace Ltd	CNA Financial Corp
Aon Corporation	Marsh & McLennan Companies, Inc.
Arch Capital Group Ltd	National Financial Partners
American Financial Group Inc.	Old Republic International Corp
Axis Capital Holdings Ltd	Raymond James Financial Corp
Berkley (W R) Corp	Unum Group
Brown & Brown, Inc.	Willis Group Holdings Ltd
Chubb Corp	XL Capital Ltd
Cigna Group

This is the same group of companies used for the 2008 study, except that we removed Hilb, Rogal and Hobbs Co. from the list because it was acquired by Willis Group Holdings Ltd, and we removed Hartford Financial Services from the list because it

1 EBITAC (earnings before interest, taxes, amortization and change in estimated acquisition earn-out payables) is a non-GAAP measure of earnings used by the Compensation Committee solely in the context of determining incentive compensation awards, and excludes results for the Company’s Financial Services and Corporate Segment and discontinued operations.

received funds and became regulated under the Troubled Asset Relief Program, which could significantly change its compensation practices.

The review of compensation data from the peer group companies showed that while base salaries for our named executive officers are close to the median for the peer group, their annual cash incentives and long-term incentive compensation, and therefore their aggregate total direct compensation, are below the median for the peer group. Based on this market check, the Compensation Committee believes that our named executive officers’ compensation is appropriate given the size of our Company relative to our direct competitors.

Role of Executive Officers in Decision Making

The Compensation Committee makes all compensation decisions and approves recommendations regarding equity awards for our named executive officers. Our CEO reviews the performance of each named executive officer (other than himself) annually. Our CEO’s conclusions and recommendations regarding salary adjustments and annual award amounts are presented to the Compensation Committee, which may modify any such recommendations. In 2009, after reviewing Company and individual performance, the Compensation Committee accepted our CEO’s recommendations regarding amounts of base salary and annual incentive compensation for all named executive officers.

Role of the Compensation Consultant in Decision Making

For 2009, the Compensation Committee retained Sibson Consulting (Sibson) as its compensation consultant. In connection with this engagement, the Compensation Committee requested that Sibson:

•	Review our executive officer compensation compared to that of our peers;
•	Advise the Compensation Committee about our equity compensation programs for executive officers and employees;
•	Aid the Compensation Committee and management in developing and structuring long-term compensation elements;
•	Assist the Compensation Committee and management in the communication of long-term compensation elements;
•	Advise the Compensation Committee with respect to the establishment of SMIP performance measures for 2009;
•	Assist the Compensation Committee in reviewing the peer groups used to assess the competitiveness of executive officer compensation; and
•	Advise the Compensation Committee with respect to the compensation of directors.

Sibson only provides compensation consulting services to the Compensation Committee and works with our management team only on matters for which the Compensation Committee is responsible. While the Compensation Committee periodically seeks input from Sibson on the matters described above, the Compensation Committee is solely responsible for determining the final amount and form of compensation and the level of performance targets.

Compensation Elements – 2009 Decisions

Base Salary

Overview. We provide named executive officers with base salary to compensate them for fulfilling their regular duties and responsibilities. Base salary may be increased from time to time based on job performance, promotion to a new role, significant expansion of duties, or market forces. Consistent with its compensation philosophy to emphasize pay at risk, the Compensation Committee generally prefers to offer a competitive total direct compensation opportunity for each named executive officer through an increase in incentive plan opportunities rather than an increase in base salary. In general, more than two-thirds of the value of executive officers’ total direct compensation opportunity is delivered through at-risk incentives.

2009 Base Salary Decisions. In 2009, the Compensation Committee did not adjust the base salary of any of our named executive officers. In making this decision, the Committee considered the difficult operating environment and our desire to reduce operating expenses. In addition, peer data indicated that the base salaries for our named executive officers were at or slightly below the median salary of similarly situated executives at peer group companies. Salary information for our named executive officers can be found on page 24 in the Summary Compensation Table.

Annual Cash Incentive Compensation

Overview. Our annual incentive plan, which was administered under the stockholder-approved SMIP in past years (and will continued to be so administered, subject to stockholder approval of the SMIP this year), is designed to reward our named executive officers for achieving key annual operational, financial and strategic goals that drive stockholder value. During the first quarter of each year, the Compensation Committee establishes a funding threshold under the annual incentive plan tied to a minimum level of financial performance. No payment is made under the annual incentive plan unless the Company achieves this level of performance. Additionally, the maximum award under the plan (150% of base salary) is only available if pre-established revenue and EBITAC targets are reached. Named executive officers who lead business units must also achieve revenue and EBITAC targets for their respective business units in order to qualify for the maximum award.

At the completion of the year, our CEO recommends a cash award under the SMIP for each named executive officer (other than himself) based on the level of achievement towards financial targets and individual performance goals. The Compensation Committee reviews the recommendation of our CEO and establishes the cash awards for each such officer. The Compensation Committee also establishes a cash award for our CEO based on his level of achievement of financial targets and his individual performance goals. The individual performance goals and accomplishments used to determine named executive officers’ annual incentive compensation award amounts cover certain strategic initiatives within our Company that are confidential. These confidential performance goals are, and historically have been, set at aggressive levels to ensure that only outstanding performance will be awarded with maximum bonuses. In the last three years, none of our named executive officers has received a maximum award.

2009 Incentive Compensation Performance Measures. In the first quarter of 2009, the Compensation Committee defined the following performance measures that would provide the range (in terms of percentage of base salary) for each named executive officer’s annual incentive award under the SMIP.

•

Funding Threshold. The Compensation Committee determined that no award would be payable under the SMIP unless our revenue exceeded $1.65 billion and EBITAC exceeded $75.0 million. This funding threshold was considered appropriate because of the continuing difficult business conditions in the insurance brokerage business, including declining insurance premium rates and exposure units. For 2009, these thresholds were achieved because our revenue was $1.73 billion and EBITAC was $310.0 million.

•

Company Performance Measures. The Compensation Committee determined that a maximum award of 150% of base salary could be paid if we had revenue growth of at least 5% (to $1.74 billion) and EBITAC growth of at least 10% (to $287.3 million). Our actual performance exceeded the EBITAC target but did not meet the revenue target, as shown in the following table, and therefore our named executive officers were not eligible for the maximum award:

Company Performance Measure[2]	2009 Measure	2009 Actual
Revenue	$1.74 billion	$1.73 billion
EBITAC	$287.3 million	$310.0 million

•

Business Unit Performance Measures. The Compensation Committee established the following award ranges for Messrs. Durkin, Gault and McGurn based on the level of achievement of budgeted revenue and EBITAC for their respective units:

Maximum Award	Business Unit Performance Measures[2]
150% of Base Salary	Business unit achieves more than 100% of budgeted revenue and EBITAC and the Company achieves the Company Performance Measures described above

100% of Base Salary	Business unit achieves 75% to 100% of budgeted revenue and EBITAC

50% of Base Salary	Business unit achieves less than 75% of budgeted revenue and EBITAC

Actual achievement against these Business Unit Performance Measures was as follows:

	PERCENTAGE OF BUDGET ACHIEVED
Business Unit (and Named Executive Officer Responsible)	Revenue	EBITAC
Employee Benefit Consulting and Brokerage (James W. Durkin, Jr.)	102%	99%
Property/Casualty Brokerage (James S. Gault)	109%	126%
Wholesale Brokerage (David E. McGurn, Jr.)	100%	77%

2 These measures exclude results for the Company’s Financial Services and Corporate Segment.

Messrs. Gallagher and Howell are not subject to the Business Unit Performance Measures described above because they have responsibility for the entire Company and not any individual business unit. Based on 2009 total Company and business unit performance, the maximum annual incentive awards for each of our named executive officers cannot exceed 100% of base salary.

Annual Incentive Compensation Decisions. The Compensation Committee reviewed Mr. Gallagher’s performance in light of the Company’s overall financial performance. We exceeded our EBITAC performance measure but fell short of our revenue performance measure. In addition, Mr. Gallagher achieved substantially all of his individual performance goals, including successfully integrating the Liberty Mutual acquisition and executing expense reduction initiatives. After considering all of these factors, the Compensation Committee awarded Mr. Gallagher an annual incentive payment of $1,000,000 (100% of base salary).

For 2009, our CEO assessed and documented the performance of the other named executive officers and recommended award amounts in light of the maximum award for which each named executive officer was eligible, the Company’s achievement of the above-stated Company Performance Measures, achievement by each named executive officer, other than Mr. Howell, of the above-stated Business Unit Performance Measures, and pre-established individual performance goals. The Compensation Committee reviewed our CEO’s recommendations and agreed with the performance evaluations. Mr. Howell received an award of $525,000 (100% of base salary). In addition to the Company’s overall financial performance, Mr. Howell met substantially all of his individual performance goals, including successfully implementing an expense reduction strategy in response to the volatile economic environment during 2009, successfully completing the Liberty Mutual acquisition and successfully managing our debt structure, including the completion of a $150 million long-term debt offering. Mr. Durkin received an award of $550,000 (100% of base salary). In addition to the financial performance described above, Mr. Durkin met substantially all of his individual performance goals, including implementing cross-selling initiatives and increasing the effectiveness of the sales force. Mr. Gault received an award of $700,000 (100% of base salary). In addition to the financial performance described above, Mr. Gault met substantially all of his individual performance goals, including successful integration of the Liberty Mutual acquisition. Mr. McGurn received an award of $250,000 (45% of base salary). Mr. McGurn’s award was reduced to 45% of his base salary because the Wholesale Brokerage unit, for which he is responsible, achieved only 77% of its EBITAC budget.

Long-Term Incentive Compensation

Overview. Long-term incentives are designed to tie a significant part of the compensation of our named executive officers to our performance, create a meaningful alignment of the financial interests of our named executive officers with those of stockholders, reinforce an ownership mindset, and encourage the long-term retention of these executive officers. Long-term incentive opportunities are greater for those executive officers who have greater direct impact on our long-term performance. In 2006, the Compensation Committee determined that “burn-rate” considerations (i.e., concerns about how much common stock we were awarding in compensation programs relative to our base of total outstanding common stock) limited the long-term incentive opportunity that could be provided through grants of options, restricted stock, and restricted stock units. Such limitations, over time, would significantly impact the competitiveness of our total direct compensation opportunities as compared to the peer group companies. As a result, the Compensation Committee developed and began to use a “portfolio” of long-term incentive opportunities, which includes options, restricted stock units, awards under the Deferred Equity Participation Plan (Age 62 Plan) and a long-term, performance-based, cash incentive plan (the Performance Unit Program). Each year the Compensation Committee establishes a budget that defines the maximum dollar value transfer that can be delivered in the aggregate to all of our employees (including our named executive officers). The budget also limits the number of options and restricted stock units that may be granted to all our employees and establishes the maximum value of grants to be delivered to each named executive officer.

Age 62 Plan. Under the Age 62 Plan, we contribute either cash or shares of common stock to a “rabbi trust” in an amount approved by the Compensation Committee in the name of the plan participant, but subject to the claims of our creditors. Prior to 2007, awards under the plan were made in the form of restricted stock. However, because of burn-rate considerations, the plan was amended in 2007 to permit cash awards which, like restricted stock awards, do not vest until attainment of age 62. Restricted stock previously contributed under the plan provides an incentive for our named executive officers to manage our businesses for earnings growth and total stockholder return. Executives may not make withdrawals from the Age 62 Plan until they reach age 62 and the amounts in the plan are subject to forfeiture in the event of a voluntary termination of employment prior to age 62. This deferred realization of cash and restricted stock awards encourages retention of our named executive officers until their normal retirement age. Distributions are made in the form of common stock to the extent shares were contributed to the trust, or in cash to the extent cash was contributed. Dividends earned on the shares in the rabbi trust are used to acquire additional shares of common stock. In 2007, 2008 and 2009, we contributed only cash under the plan, which was invested in an Alliance Bernstein Fund.

Performance Unit Program. Under the Performance Unit Program, which was administered under the stockholder-approved SMIP in past years (and will continue to be so administered, subject to stockholder approval of the SMIP this year), the Compensation Committee designates an award opportunity for each named executive officer expressed as a dollar value (the Award Opportunity). The Award Opportunity is converted into performance units using the price of our common stock on the date of designation. In 2009, the date of designation was March 4, 2009. For example, if $50,000 is the Award Opportunity and our stock price on the date of designation is $25, the converted Award Opportunity is 2,000 units. At the beginning of the grant year the Compensation Committee established a performance metric to be used to determine the amount of the Award Opportunity that may be earned by each named executive officer during that year. In 2009, the performance metric was growth in EBITAC (as previously defined). The Compensation Committee chose this metric to encourage a focus on growing our core earnings, aligning the interests of our named executive officers with those of our stockholders. The number of performance units earned by each named executive officer in 2009 was determined based on the following table:

EBITAC GROWTH IN 2009	PERCENTAGE OF AWARD OPPORTUNITY GRANTED

13% or greater	100% (the Target)

10% to 13%	Amount interpolated between the Target and the 90% Threshold on a straight line basis

10.0%	90% (the 90% Threshold)

5.0% to 10%	Amount interpolated between the 90% Threshold and the 50% Threshold on a straight line basis

5.0%	50% (the 50% Threshold)

Less than 5.0%	0%

For 2009, we had EBITAC growth of 18.7%. As a result, 100% of the Award Opportunity was granted to each recipient. Performance units granted in accordance with this table cliff vest on the third anniversary of the first day of the year in which the grant is made (the Vesting Date). As a result, the Vesting Date for performance units earned in 2009 is January 1, 2012. On the Vesting Date, the amount of the payout is determined by multiplying the number of performance units earned by the trailing twelve month average price of our common stock for the calendar year ending on the Vesting Date (the TTM Price). The TTM Price is subject to an upper limit of 150% and a lower limit of 50% of our stock price on the date of designation. The Payout Amount is paid out in cash as soon as practical after the Vesting Date.

2009 Long-Term Equity Incentive Decisions. In 2009, each named executive officer was eligible to receive an equity award value based on a percentage of salary. The Compensation Committee determined this percentage using its discretion based upon a number of factors, including retention considerations, internal pay equity considerations, and our historical practices. As a reference, the Committee also reviewed long-term incentive opportunities provided to similarly situated executives at peer group companies. This award value was converted into restricted stock units and performance units. No stock options were awarded in 2009 because, at the time that award determinations were made in the first quarter of 2009, prior to stockholder approval of the LTIP at the 2009 Annual Meeting, the previous stock option plans had run out of authorized shares. In 2009, award eligibility was more heavily weighted toward the Performance Unit Program for named executive officers who had met their minimum ownership requirements under our stock ownership guidelines because, given our burn-rate limitations, delivery of significant equity awards to our named executive officers would limit the availability of equity for grants to other employees. For Mr. Howell, who had not yet met his minimum stock ownership requirements due to his shorter tenure with us, award eligibility was more heavily weighted toward restricted stock units. The eligible award amounts and the allocation percentages among restricted stock units and performance units are summarized below:

NAMED EXECUTIVE OFFICER	TARGET PERCENT OF SALARY	GRANT AMOUNT	OPTIONS	RESTRICTED STOCK UNITS	PERFORMANCE UNITS
J. Patrick Gallagher, Jr.	100%	$1,000,015	0%	10%	90%
Douglas K. Howell	65%	$341,264	0%	76%	24%
James W. Durkin, Jr.	65%	$357,513	0%	10%	90%
James S. Gault	65%	$455,003	0%	10%	90%
David E. McGurn, Jr.	65%	$357,513	0%	10%	90%

2009 Age 62 Plan decisions. On March 4, 2009, the Compensation Committee made the following cash awards under the Age 62 Plan to our named executive officers: Mr. Gallagher—$500,000; Mr. Howell—$300,000; Mr. Durkin—$350,000; Mr. Gault—$400,000; and Mr. McGurn—$200,000. The Committee determined these amounts using its discretion based upon an overall assessment of each executive, including consideration of various factors such as individual and Company performance in 2008

(as described in our 2009 proxy statement). The awards vest when the named executive officer reaches age 62. For more information regarding the Age 62 Plan, please see page 22.

Benefits and Perquisite

Under the 401(k) Savings and Thrift Plan (the 401(k) Plan), a tax qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 75% of their earnings on a before-tax basis into their 401(k) Plan accounts, subject to limitations imposed by the IRS. Under the 401(k) Plan, we match an amount equal to one dollar for every dollar an employee contributes on the first five percent of his or her regular earnings. The 401(k) Plan has other standard terms and conditions. We also have a Supplemental Savings and Thrift Plan (the Supplemental Plan), which allows certain highly compensated employees, including our named executive officers, to defer additional amounts on a before-tax basis. For a description of the Supplemental Plan, see page 29 under “Nonqualified Deferred Compensation.” In order to maintain market competitiveness and promote retention of executive officers, we also provide limited perquisites, including reimbursement of certain expenses for named executive officers related to automobile use and certain club memberships.

Tax Considerations

The Internal Revenue Code limits the deductibility for Federal income tax purposes of certain compensation payable to certain highly-compensated employees of publicly held corporations. Some types of compensation are excluded from the limitations. We generally attempt to preserve the Federal income tax deductibility of compensation paid when doing so would be appropriate and in our and our stockholders’ best interests. However, we reserve the right to authorize the payment of nondeductible compensation when appropriate.

Stock Ownership Guidelines

We encourage stock ownership by our executive officers to align their interests with the interests of our stockholders. These guidelines provide that (i) our CEO should own equity having a value not less than five times his base salary, (ii) senior executive officers (including our named executive officers) should own equity having a value not less than three times their base salary and (iii) the other executive officers should own equity having a value not less than two times their base salary. Under these guidelines, the officers must own the required number of shares within five years of the later of the date of hire, the date the officer was promoted to the applicable position or the date of adoption of the guidelines. All shares owned directly or indirectly by officers and directors and all shares in an officer’s Age 62 Plan account are included in determining the number of shares owned for the purposes of meeting these share ownership guidelines.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)(8)	Total ($)
J. Patrick Gallagher, Jr.	2009	1,000,000	1,000,014	—	1,000,000	40,869	787,294	3,828,177
Chairman, President and Chief Executive Officer	2008	1,000,000	900,006	69,528	500,000	32,415	662,054	3,164,003
	2007	1,000,000	899,989	90,347	750,000	—	664,474	3,404,810

Douglas K. Howell	2009	525,000	341,264	—	525,000	1,095	443,813	1,836.172
Corporate Vice President and Chief Financial Officer	2008	525,000	307,127	23,725	400,000	1,700	415,019	1,672,571
	2007	525,000	272,991	349,745	425,000	3,300	393,899	1,969,935

James W. Durkin, Jr.	2009	550,000	357,513	—	550,000	46,190	528,322	2,032,025
Corporate Vice President President, Employee Benefit Consulting and Brokerage	2008	550,000	321,759	24,856	550,000	34,179	454,786	1,935,580
	2007	550,000	321,755	32,297	550,000	3,170	444,482	1,901,704

James S. Gault	2009	700,000	455,004	—	700,000	38,517	538,131	2,431,652
Corporate Vice President President, Property/Casualty Brokerage	2008	700,000	409,500	31,636	350,000	30,550	435,648	1,957,334
	2007	700,000	409,496	41,105	500,000	3,559	438,082	2,092,242

David E. McGurn, Jr.	2009	550,008	357,513	—	250,000	34,218	338,577	1,530,316
Corporate Vice President President, Wholesale Brokerage	2008	550,008	321,763	24,856	200,000	28,389	223,600	1,348,616
	2007	550,008	321,755	32,297	100,000	3,567	364,571	1,372,198

(1)	This column includes the full grant date fair value of stock awards granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (formerly SFAS 123R). In accordance with rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to stock grants, refer to Notes 12 and 13 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(2)	The amounts reported in this column for the Performance Unit Program represent the value of each award at the grant date based upon the probable outcome of the performance conditions under the program, determined in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For a discussion of the Performance Unit Program, see pages 22-23. The maximum award values, if paid, would be:

Named Executive Officer	2009 Grant	2008 Grant	2007 Grant
J. Patrick Gallagher, Jr	$1,357,496	$1,200,000	$1,200,000
Douglas K. Howell	$122,791	$51,188	$255,938
James W. Durkin, Jr.	$485,320	$429,000	$429,000
James S. Gault	$617,642	$546,000	$546,000
Dave E. McGurn, Jr.	$485,320	$429,006	$429,000

(3)	This column represents the full grant date fair value of stock option awards granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. In accordance with rules of the SEC, any estimate for forfeiture is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to option grants, refer to Note 11 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(4)	This column represents annual bonuses awarded under the SMIP related to services rendered in 2007, 2008 and 2009. Awards are reported for the year in which they are earned, regardless of the year in which they are paid. Fifty percent of the 2006 incentive awards were paid in cash in March 2007. The balances of the 2006 annual incentive awards were payable one-half in April of 2008 and one-half in April of 2009 provided the named executive officer was still employed with us. Sixty-seven percent of the 2007 incentive awards were paid in cash in March 2008 for all of our named executive officers. The balances of the 2007 annual incentive awards were payable in April of 2009 provided the named executive officer was still employed with us. The 2008 annual incentive awards were paid fully in cash in March of 2009, and the 2009 annual incentive awards were paid fully in cash in March of 2010.

(5)	The amounts shown in this column represent the aggregate change in actuarial present value of each named executive officer’s benefits under our pension plan. The present value of Mr. Gallagher’s benefits under the pension plan decreased by $1,050 in 2007.

(6)	Amounts in this column for 2009 include the value of perquisites paid to our named executive officers as follows:

Named Executive Officer	Corporate Automobile Usage	Club Memberships Not Exclusively For Business Use and Other Taxable Benefits
J. Patrick Gallagher, Jr	$7,695	$22,007
Douglas K. Howell	7,695	641
James W. Durkin, Jr.	7,695	14,255
James S. Gault	5,495	—
Dave E. McGurn, Jr.	7,695	1,521

The amounts in this table reflect the amounts paid to the named executive officer in reimbursement (i) under our automobile program and (ii) for club dues paid by the named executive officer and for miscellaneous other taxable benefits such as cell phone expenses.

(7)

Includes amounts we contributed under the 401(k) match feature of our Savings and Thrift Plan (for 2009, $12,250 to each named executive officer); amounts we contributed under the match feature of our Supplemental Savings and Thrift Plan (for 2009, Mr. Gallagher—$89,473; Mr. Howell—$47,228; Mr. Durkin—$58,516; Mr. Gault—$25,000; and Mr. McGurn—$27,500); the equivalent annual value of insurance premiums we paid for group term life and long-term disability insurance for the benefit of each named executive officer (for 2009, Mr. Gallagher—$5,262; Mr. Howell—$2,070; Mr. Durkin—$6,163; Mr. Gault—$4,467; and Mr. McGurn—$4,406); and the value of dividend equivalents accrued on shares in the Age 62 Plan and restricted stock units held for the benefit of each named executive officer (for 2009, 2008, and 2007, respectively, Mr. Gallagher—$150,527, $134,883 and $118,784; Mr. Howell—$73,929, $50,539 and $32,221; Mr. Durkin—$79,443, $72,410

and $64,847; Mr. Gault—$90,919, $82,505 and $73,601; and Mr. McGurn—$85,205, $77,817 and $69,838).

(8)	Includes amounts contributed in cash to the Age 62 Plan. On March 4, 2009 the following amounts were awarded under the Age 62 Plan: Mr. Gallagher—$500,000; Mr. Howell—$300,000; Mr. Durkin—$350,000; Mr. Gault—$400,000; and Mr. McGurn—$200,000. Such amounts do not reflect the dollar amount recognized as expense for financial reporting purposes in 2009 and do not correspond to the actual value that will be recognized by the named executive officer. The grants are recognized as expenses ratably over the vesting period of the participants. In 2009, the amount recognized as expense for each of the participants is as follows: Mr. Gallagher—$210,183; Mr. Howell—$54,974; Mr. Durkin—$301,352; Mr. Gault—$161,874; and Mr. McGurn—$65,458.

Grants of Plan-Based Awards

Name	Plan	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
J. Patrick Gallagher, Jr.	RSP(1)	3/4/09	--	--	--	--	--	--	6,146	95,017
	SMIP(2)	3/4/09	--	--	--	452,499	904,997	1,357,496	--	N/A
	SMIP(3)	N/A	N/A	1,000,000	1,500,000	--	--	--	--	N/A
	Age 62(4)	3/4/09	N/A	500,000	N/A	--	--	--	--	N/A

Douglas K. Howell	RSP(1)	3/4/09	--	--	--	--	--	--	16,779	259,403
	SMIP(2)	3/4/09	--	--	--	40,930	81,861	122,791	--	N/A
	SMIP(3)	N/A	N/A	525,000	787,500	--	--	--	--	N/A
	Age 62(4)	3/4/09	N/A	300,000	N/A	--	--	--	--	N/A

James W. Durkin, Jr.	RSP(1)	3/4/09	--	--	--	--	--	--	2,197	33,966
	SMIP(2)	3/4/09	--	--	--	161,773	323,547	485,320	--	N/A
	SMIP(3)	N/A	N/A	550,000	825,000	--	--	--	--	N/A
	Age 62(4)	3/4/09	N/A	350,000	N/A	--	--	--	--	N/A

James S. Gault	RSP(1)	3/4/09	--	--	--	--	--	--	2,797	43,242
	SMIP(2)	3/4/09	--	--	--	205,881	411,762	617,642	--	N/A
	SMIP(3)	N/A	N/A	700,000	1,050,000	--	--	--	--	N/A
	Age 62(4)	3/4/09	N/A	400,000	N/A	--	--	--	--	N/A

David E. McGurn, Jr.	RSP(1)	3/4/09	--	--	--	--	--	--	2,197	33,966
	SMIP(2)	3/4/09	--	--	--	161,773	323,547	485,320	--	N/A
	SMIP(3)	N/A	N/A	550,000	825,000	--	--	--	--	N/A
	Age 62(4)	3/4/09	N/A	200,000	N/A	--	--	--	--	N/A

(1)	This line includes restricted stock units granted to our named executive officers on March 4, 2009, vesting on March 4, 2013, under our Restricted Stock Plan (superseded by the LTIP at the 2009 Annual Meeting). The closing stock price of our common stock on March 4, 2009 was $15.46 per share.

(2)	The amounts in this line represent the range of possible award the named executive officer would have been eligible to receive on January 1, 2012 related to performance under the Performance Unit Program (administered under the SMIP) as of the date of grant, March 4, 2009.

(3)	The amounts in this line represent the range of possible annual cash incentive award the named executive officer was eligible to receive in March 2010, or later, related to 2009 performance under the SMIP. The amounts were subject to performance criteria and are subject to the Compensation Committee’s downward discretion. There is no threshold payout level for these awards. The amounts actually awarded to each named executive officer are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are more fully discussed in footnote (4) thereto.

(4)	This line includes amounts awarded under the Age 62 Plan, which do not vest until (and are forfeited upon voluntary termination of employment prior to) the named executive officer reaches the age of 62. There are no threshold or maximum payout levels for these awards. For more information regarding the Age 62 Plan, please see page 22.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For information regarding the Age 62 Plan and the Performance Unit Program, including performance goals for the 2009 awards under the Performance Unit Program, please see pages 22-23.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (#)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
J. Patrick Gallagher, Jr.	6/21/00	24,000	3,000	18.50	6/21/10	—	—
	7/20/01	20,000	5,000	26.50	7/20/11	—	—
	7/22/02	17,500	7,500	22.70	7/22/12	—	—
	7/17/03	30,000	20,000	24.90	7/17/13	—	—
	4/1/04	7,514	7,510	33.28	4/1/14	—	—
	7/22/04	25,000	25,000	29.42	7/22/14	—	—
	5/17/05	7,380	11,070	27.10	5/17/15	—	—
	7/21/05	20,000	30,000	27.25	7/21/15	—	—
	5/16/06	7,770	18,127	27.03	5/16/16	—	—
	5/15/07	6,668	9,999	28.65	5/15/17	—	—
	3/5/08	3,553	14,209	23.76	3/5/18	—	—
						177,536	3,996,335

Douglas K. Howell	3/3/03	45,000	30,000	24.58	3/3/13	—	—
	4/1/04	1,880	1,876	33.28	4/1/14	—	—
	7/22/04	17,500	17,500	29.42	7/22/14	—	—
	7/21/05	14,000	21,000	27.25	7/21/15	—	—
	5/16/06	777	1,813	27.03	5/16/16	—	—
	5/15/07	4,550	6,825	28.65	5/15/17	—	—
	10/18/07	10,000	40,000	27.94	10/18/17	—	—
	3/5/08	1,213	4,848	23.76	3/5/18	—	—
						63,397	1,427,066

James W. Durkin, Jr.	6/21/00	27,000	3,000	18.50	6/21/10	—	—
	7/20/01	16,000	4,000	26.50	7/20/11	—	—
	7/22/02	14,000	6,000	22.70	7/22/12	—	—
	7/17/03	12,000	8,000	24.90	7/17/13	—	—
	7/22/04	15,000	15,000	29.42	7/22/14	—	—
	7/21/05	12,000	18,000	27.25	7/21/15	—	—
	5/15/07	2,384	3,574	28.65	5/15/17	—	—
	3/5/08	1,270	5,080	23.76	3/5/18	—	—
						83,753	1,885,280

James S. Gault	6/21/00	18,000	2,000	18.50	6/21/10	—	—
	7/20/01	16,000	4,000	26.50	7/20/11	—	—
	7/22/02	17,500	7,500	22.70	7/22/12	—	—
	7/17/03	21,000	14,000	24.90	7/17/13	—	—
	7/22/04	17,500	17,500	29.42	7/22/14	—	—
	7/21/05	14,000	21,000	27.25	7/21/15	—	—
	5/15/07	3,034	4,549	28.65	5/15/17	—	—
	3/5/08	1,617	6,465	23.76	3/5/18	—	—
						98,530	2,217,910

David E. McGurn, Jr	6/21/00	27,000	3,000	18.50	6/21/10	—	—
	7/20/01	16,000	4,000	26.50	7/20/11	—	—
	7/22/02	14,000	6,000	22.70	7/22/12	—	—
	7/17/03	21,000	14,000	24.90	7/17/13	—	—
	7/22/04	17,500	17,500	29.42	7/22/14	—	—
	7/21/05	12,000	18,000	27.25	7/21/15	—	—
	5/15/07	2,384	3,574	28.65	5/15/17	—	—
	3/5/08	1,270	5,080	23.76	3/5/18	—	—
						88,317	1,988,016

(1)	Stock options vest in accordance with the following vesting schedule:

Grant Dates	One-tenth vest each:
6/21/00	January 1st of each year starting January 1, 2001 with the last vesting date on January 1, 2010
7/20/01	January 1st of each year starting January 1, 2002 with the last vesting date on January 1, 2011
7/22/02	January 1st of each year starting January 1, 2003 with the last vesting date on January 1, 2012
3/3/03	January 1st of each year starting January 1, 2004 with the last vesting date on January 1, 2013
7/17/03	January 1st of each year starting January 1, 2004 with the last vesting date on January 1, 2013
4/1/04	January 1st of each year starting January 1, 2005 with the last vesting date on January 1, 2014

Grant Dates	One-tenth vest each:
7/22/04	January 1st of each year starting January 1, 2005 with the last vesting date on January 1, 2014
5/17/05	January 1st of each year starting January 1, 2006 with the last vesting date on January 1, 2015
7/21/05	January 1st of each year starting January 1, 2006 with the last vesting date on January 1, 2015
5/16/06	January 1st of each year starting January 1, 2007 with the last vesting date on January 1, 2016
10/18/07	January 1st of each year starting January 1, 2008 with the last vesting date on January 1, 2017

Grant Dates	One-Fifth vest on each of:
5/15/07	May 15, 2008, May 15, 2009, May 15, 2010, May 15, 2011 and May 15, 2012
3/5/08	March 5, 2009, March 5, 2010, March 5, 2011, March 5, 2012 and March 5, 2013

(2)	The following table provides information with respect to the vesting of each named executive officer’s unvested restricted stock units and unvested performance units as of December 31, 2009:

Vesting Dates	Type of award	Mr. Gallagher	Mr. Howell	Mr. Durkin	Mr. Gault	Mr. McGurn
05/05/11	Age 62 Plan Award*	—	—	57,875	—	—
05/15/11	Restricted Stock Units***	3,490	3,573	1,248	1,588	1,248
01/01/12	Performance Unit Program Award**	58,538	5,295	20,928	26,634	20,928
03/05/12	Restricted Stock Units***	4,209	11,490	1,505	1,915	1,505
03/04/13	Restricted Stock Units***	6,146	16,779	2,197	2,797	2,197
02/06/14	Age 62 Plan Award*	—	—	—	65,596	—
02/18/14	Age 62 Plan Award*	105,153	—	—	—	—
01/11/16	Age 62 Plan Award*	—	—	—	—	62,439
08/19/23	Age 62 Plan Award*	—	26,260	—	—	—

*	Shares held in the Age 62 Plan for the benefit of the named executive officer. For a description of the mechanics of the Age 62 Plan see page 22.

**	Number of performance units held by the named executive officer from grant in 2009. For a description of the mechanics of the Performance Unit Program see pages 22-23.

***	Restricted stock units granted in 2007, 2008 and 2009. Each grant had a vesting date four years from the date of grant.

(3)	Amounts in these columns are based on a closing stock price of $22.51 for our common stock on December 31, 2009.

Option Exercises and Stock Vested

During 2009, none of our named executive officers exercised any option awards or vested in any unvested stock awards.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
J. Patrick Gallagher, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	378,730
Douglas K. Howell	Arthur J. Gallagher & Co. Employees’ Pension Plan	1	10,133
James W. Durkin, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	425,651
James S. Gault	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	356,935
David E. McGurn, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	317,713

We maintain the Arthur J. Gallagher & Co. Employees’ Pension Plan (the Pension Plan) which is qualified under the Internal Revenue Code and which historically covered substantially all domestic employees. In the second quarter of 2005, we amended the Pension Plan to freeze the accrual of future benefits for all domestic employees effective July 1, 2005. Benefits under the Pension Plan are based upon the employee’s highest average annual earnings for a five calendar-year period with us and are payable after retirement in the form of an annuity or a lump sum. The amount of annual earnings that may be considered in calculating the benefits under the

Pension Plan is limited. By law, the maximum amount of annual earnings allowable that may be considered in 2005, the last year that benefits could be accrued, was $210,000.

Benefits under the Pension Plan are calculated as an annuity equal to 1% of the participant’s highest annual average earnings multiplied by years of service, and commencing upon the participant’s retirement on or after age 65. The maximum benefit under the pension plan upon retirement would be $53,318 per year, payable at age 65 in accordance with IRS regulations. Participants also may elect to commence their pensions anytime on or after attaining age 55 if they retire prior to age 65, with an actuarial reduction to reflect the earlier commencement date. Except for Mr. Howell, all of our named executive officers are eligible to take the early retirement option highlighted in the previous sentence. For additional information on the valuation assumptions with respect to pensions, refer to Note 15 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
J. Patrick Gallagher, Jr.	100,000	84,074	467,986	—	3,928,602
Douglas K. Howell	123,204	41,252	(51,284)	—	1,123,171
James W. Durkin, Jr.	110,000	46,619	116,758	—	775,750
James S. Gault	25,000	25,000	273,639	—	1,531,337
David E. McGurn, Jr.	27,500	25,056	192,673	—	1,224,182

(1)	Amounts in this column include amounts reported in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2009.
(2)	Amounts in this column are not included in the Summary Compensation Table.
(3)	Amounts in this column exclude contributions to the Supplemental Saving and Thrift Plan made in 2010 but relating to 2009 that are reported as compensation to such named executive officer in the Summary Compensation Table in the following amounts: Mr. Gallagher—$89,473; Mr. Howell—$47,228; Mr. Durkin—$58,516; Mr. Gault—$25,000; and Mr. McGurn—$27,500.

All amounts in this table pertain to the Supplemental Plan, which allows certain highly compensated employees to defer amounts on a before-tax basis. Under the Supplemental Plan, employees who have compensation greater than $220,000 may elect to contribute up to 90% of their salary and 100% of their bonus (including bonuses granted as restricted stock unit awards) to the Supplemental Plan. In addition, we match any contribution on a dollar for dollar basis up to the lesser of (i) the amount contributed or (ii) five percent of the employee’s regular earnings minus the maximum contribution that we could have matched under the 401(k) Plan. Amounts held in the Supplemental Plan accounts are payable as of the employee’s termination of employment, or such other time as the employee elects in advance of the deferral, subject to certain exceptions set forth in IRS regulations. Participants in the Supplemental Plan may elect the investment funds used to measure the earnings credited to their plan accounts, and may change such elections on any regular business day. Participants who elect to defer restricted stock units under the Supplemental Plan instead may elect that the deferral continue to be measured by the value of our common stock. The following table shows the rate of return on the various investment funds that named executive officers could have invested in during 2009 as reported by the Supplemental Plan administrator:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Money Market (Citi)	0.77%	Mid-Cap Growth (Morgan Stanley)	59.71%
Core Bond (Baird)	15.06%	Small Blend (Huntington Situs)	36.52%
Total Return Bond (PIMCO)	13.58%	Small Growth (MassMutual)	39.12%
Large Value (Black Rock)	21.87%	Foreign Large Value (JP Morgan)	28.65%
Large Blend (MassMutual)	26.03%	Foreign Large Growth (AIM)	34.93%
Large Growth (Janus)	43.82%	Diversified Emerging Markets (Pioneer)	73.56%
Large Growth (MassMutual)	43.06%	Arthur J. Gallagher & Co. common stock	(7.69)%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change-in-Control Payments

We provide our named executive officers with Change-in-Control Agreements, which we believe are an important part of their overall compensation. In addition to helping secure their continued dedication to stockholder interests prior to or following a change in control, the Compensation Committee also believes these agreements are important for recruitment and retention, as all or nearly all of our competitors have similar agreements in place for their senior employees. In general, compensation levels under these agreements are separate and unrelated to named executive officers’ overall compensation decisions for a given year.

Each named executive officer’s Change-in-Control Agreement provides for payments in connection with a change in control and such officer’s subsequent termination. These two payment conditions, in combination, are commonly referred to as a “double trigger.” The Change-in-Control Agreements provide that the executive is entitled to benefits if there is a “Termination” of the executive within 24 months after a “Change in Control.” In the absence of the Change-in-Control Agreements, an incentive may exist for our named executive officers to oppose transactions that are in our stockholders’ best interests. In addition, an inappropriately designed program that provides benefits without a qualifying termination of employment could incentivize management to pursue transactions that are not necessarily in our stockholders’ best interests. We believe that providing for payment only upon the occurrence of a “double trigger” lessens the concerns that may arise in the context of a change in control, while preventing our named executive officers from receiving a windfall solely because a change in control has occurred.

A “Change in Control” occurs (i) if a person or group is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the voting power to elect directors, (ii) if there is a change in the composition of the Board of Directors such that within a period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board of Directors and any new directors elected or nominated by at least two-thirds of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board of Directors, or (iii) our stockholders approve the sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in (i) or (ii) above.

A “Termination” means either (i) a termination by the Company of the employment of the executive for any reason other than death, physical or mental incapacity or “cause” within 24 months after a Change in Control or (ii) resignation of the executive within 24 months after a Change in Control upon the occurrence of (1) a material change in the nature or scope of the executive’s authorities, powers, functions or duties, (2) a reduction in the executive’s total compensation, (3) any relocation of the executive’s principal place of employment more than 35 miles from the executive’s location prior to the Change in Control, (4) a breach of the Change-in-Control Agreement by us or (5) a good faith determination by the executive that as a result of the Change in Control, the executive’s position is materially affected. “Cause” means the gross misconduct or willful and material breach of the Change-in-Control Agreement by the executive.

If a Change in Control occurs and a named executive officer is terminated, each named executive officer would be entitled to receive a lump sum severance payment equal to salary and annual incentive compensation payments for a 24-month period on the basis of a salary rate not less than the executive’s annual salary prior to the termination, or if greater, the salary at the time of the Change in Control and the annual incentive payment prior to termination or, if greater, the annual incentive payment prior to the Change in Control. Additionally, all stock options owned by the named executive officer would vest and become immediately exercisable. The severance payment would be made in a lump sum not more than seven days after the date of termination.

The Change-in-Control Agreements also provide that the named executive officer would be eligible to receive a “gross-up” payment to the extent that the named executive officer incurs excise taxes under Section 4999 of the Internal Revenue Code, which relates to so-called “excess parachute payments.”

The Change-in-Control Agreements also provide that the executive would continue to participate in welfare benefit plans, including medical, dental, life and disability insurance, on the same basis and at the same cost as prior to the termination, for the shorter of a two-year period or until the executive becomes covered by a different plan with coverage or benefits equal to or greater than the plan provided by us. The named executive officer is also entitled to any unpaid salary and a lump sum cash payment for accumulated but unused vacation. The Change-in-Control Agreements do not contain non-compete, non-solicitation or non-disparagement covenants.

Termination Payments

The following table shows potential incremental payments, benefits and equity award accelerations upon termination of our named executive officers. The amounts are determined under existing agreements and plans for various termination scenarios. The amounts assume that the trigger events for all such payments occurred on December 31, 2009 and use the closing price of our common stock on that date of $22.51 per share. The amounts in the table below do not include the amount of pension or deferred compensation our named executive officers would receive under each termination scenario since these amounts are reflected in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables presented above.

Our named executive officers are eligible to exercise their stock options upon termination of employment. If they are terminated with cause they are eligible to exercise all options that are vested at the time of termination. If they voluntarily resign or are terminated without cause and such named executive officer is under the age of 55, the named executive officer may exercise all options that have vested at the time of termination. If a named executive officer is 55 years of age or older, upon a voluntary resignation or termination without cause, (1) such officer immediately vests in all outstanding nonqualified stock options that were granted in 2006 or earlier and may exercise or retain such options through their original expiration date and (2) such officer may exercise or retain through their original expiration date all nonqualified stock options granted after 2007 that have vested as of the date of termination. If a named executive officer is terminated due to death or disability all options vest and they remain outstanding through their original expiration date. In the event of a termination upon a Change in Control, all options vest immediately and may be exercised.

All of our named executive officers currently have outstanding restricted stock unit awards. To vest in these awards the named executive officer must either be employed by us when the units vest or be terminated for a reason other than cause. Accordingly, if a named executive officer resigns or is terminated for cause, he or she forfeits the restricted stock units. If the officer is terminated without cause he or she would retain the right to receive shares. If there is a Change in Control the awards immediately vest. If the named executive officer is terminated because of death or disability the awards immediately vest.

All of our named executive officers have outstanding performance units under the Performance Unit Program. To receive cash payments under the program, the named executive officer must be employed by us at the time the units vest, except that the units vest and become immediately payable upon a Change in Control.

All of our named executive officers participate in the Age 62 Plan. Amounts in this plan vest on the earliest to occur of (1) the date the participant turns 62, (2) death, (3) termination of employment because of disability, (4) termination in a manner that grants the person severance pay under our Severance Plan (a plan generally available to all employees and filed as an exhibit to our Exchange Act filings) and (5) a Change in Control. Accordingly, payments would be due under all of the termination scenarios other than a voluntary resignation or a termination for cause.

The table below does not reflect amounts with respect to plans or arrangements generally available to all employees.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination with Cause	Termination Without Cause	Death or Disability	Termination Without Cause or Resignation for Good Reason Following Change in Control

J Patrick Gallagher, Jr.

Severance Pay	$—	$—	$1,000,000	$—	$4,000,000
Stock Options (1)	108,270	96,240	108,270	108,270	108,270
Restricted Stock Units	—	—	—	342,473	342,473
Performance Unit Program	—	—	—	—	1,317,690
Age 62 Plan	—	—	3,690,247	3,690,247	3,690,247
Life Insurance Benefits (2)	—	—	—	—	9,943
Excise Tax Gross-Up	—	—	—	—	2,443,469
Total	$108,270	$96,240	$4,798,517	$4,140,990	$11,912,092

Douglas K. Howell

Severance Pay	$—	$—	$90,865	$—	$2,100,000
Stock Options	—	—	—	—	—
Restricted Stock Units	—	—	—	780,125	780,125
Performance Unit Program	—	—	—	—	119,190
Age 62 Plan	—	—	1,454,144	1,454,144	1,454,144
Life Insurance Benefits (2)	—	—	—	—	3,912

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination with Cause	Termination Without Cause	Death or Disability	Termination Without Cause or Resignation for Good Reason Following Change in Control
Excise Tax Gross-Up	—	—	—	—	1,571,898
Total	$—	$—	$1,545,009	$2,234,269	$6,029,269

James W. Durkin, Jr.

Severance Pay	$—	$—	$550,000	$—	$2,200,000
Stock Options (1)	120,300	108,270	120,300	120,300	120,300
Restricted Stock Units	—	—	—	122,445	122,445
Performance Unit Program	—	—	—	—	471,089
Age 62 Plan	—	—	2,257,738	2,257,738	2,257,738
Life Insurance Benefits (2)	—	—	—	—	11,646
Excise Tax Gross-Up	—	—	—	—	0
Total	$120,300	$108,270	$2,928,038	$2,500,483	$5,183,218

James S. Gault

Severance Pay	$—	$—	$700,000	$—	$2,800,000
Stock Options (1)	80,200	72,180	80,200	80,200	80,200
Restricted Stock Units	—	—	—	155,838	155,838
Performance Unit Program	—	—	—	—	599,531
Age 62 Plan	—	—	2,495,416	2,495,416	2,495,416
Life Insurance Benefits (2)	—	—	—	—	8,441
Excise Tax Gross-Up	—	—	—	—	1,690,826
Total	$80,200	$72,180	$3,275,616	$2,731,454	$7,830,252

David E. McGurn

Severance Pay	$—	$—	$550,008	$—	$2,200,016
Stock Options (1)	120,300	108,270	120,300	120,300	120,300
Restricted Stock Units	—	—	—	122,445	122,445
Performance Unit Program	—	—	—	—	471,089
Age 62 Plan	—	—	1,957,142	1,957,142	1,957,142
Life Insurance Benefits (2)	—	—	—	—	8,326
Excise Tax Gross-Up	—	—	—	—	1,482,481
Total	$120,300	$108,270	$2,627,450	$2,199,887	$6,361,799

(1)	A substantial portion of the values shown represent awards that have already vested.
(2)	Represents the lump sum present value of future premiums to be paid on behalf of each executive under our group life plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	13,392,004	(1)	$26.26		4,499,877	(2)
Equity compensation plans not approved by security holders (3)	527,760	(4)	26.47	(5)	—
Total	13,919,764		26.26	(6)	4,499,877

(1)	This amount represents 13,392,004 shares that may be issued in connection with outstanding stock options.

(2)	This amount includes the following:
•	2,895,885 shares available under the LTIP.
•	1,603,992 shares available under our Employee Stock Purchase Plan.

(3)	Set forth below are equity compensation plans not approved by stockholders, under which we have outstanding awards:
•

The Restricted Stock Plan (replaced by the LTIP in 2009). All of our directors, officers and employees were eligible to receive awards under the plan, which provided for the grant of contingent rights to receive shares of our common stock. Awards under the plan were granted at the discretion of the Compensation Committee. Each award granted under the plan represents the right of the holder of the award to receive shares of our common stock, cash or a combination of shares and cash, subject to the holder’s continued employment with us for a period of time after the grant date of the award. The Compensation Committee determined each recipient of an award under the plan, the number of shares of common stock subject to such an award and the period of continued employment required for the vesting of such award.

•

The United Kingdom Incentive Stock Option Plan (the UK Plan). The UK Plan, which became effective in 1986 and expired in 2008, allowed us to grant stock options eligible for beneficial tax treatment under U.K. law to officers and key employees resident in the United Kingdom. The Option Committee, and later the Compensation Committee, determined which employees received options, the number of options granted, and the terms and conditions of the options including exercise dates, limitations on exercise and price and payment terms, and any annual sale limitations with respect to shares acquired upon exercise of options.

(4)	This amount includes the following:
•	51,958 shares that may be issued in connection with outstanding stock options under the UK Plan; and
•	475,802 shares that may be issued in connection with outstanding awards of restricted stock units under the Restricted Stock Plan.

(5)	Indicates the weighted average exercise price for 51,958 outstanding options under the UK Plan.

(6)	Indicates the weighted average exercise price for 13,443,962 total outstanding stock options.

OTHER MATTERS

We know of no other matters to be presented for action at the meeting. If any other matters are properly presented for action, they will be acted upon by the proxy holders according to their best judgment and in a manner consistent with our policies.

Dated: March 29, 2010

By Order of the Board

WALTER D. BAY

Secretary

APPENDIX A

ARTHUR J. GALLAGHER & CO. SENIOR MANAGEMENT INCENTIVE PLAN

I. Purposes

The purposes of the Arthur J. Gallagher & Co. Senior Management Incentive Plan (the “Plan”) are to retain and motivate the officers of Arthur J. Gallagher & Co. (the “Company”) and its subsidiaries who have been designated by the Compensation Committee (the “Committee”) to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for an applicable Performance Period. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

II. Certain Definitions

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the New York Stock Exchange, or such other principal national stock exchange on which the common stock of the Company is then traded, to constitute a compensation committee, and which consists of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean Arthur J. Gallagher & Co., a Delaware corporation, and any successor thereto.

“Determination Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within a Determination Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.

“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment based on the extent to which the applicable performance goals for a Performance Period shall have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

“Participant” shall mean an officer of the Company or any of its subsidiaries who is designated by the Company to participate in the Plan for a Performance Period, in accordance with Article III.

“Performance Period” shall mean any period commencing on or after January 1, 2010 for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” shall mean the Arthur J. Gallagher & Co. Senior Management Incentive Plan, as set forth herein, as it may be amended from time to time.

III. Administration

3.1 General.    The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Individual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2 Powers and Responsibilities.    The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1

(a)	to designate within the Determination Period the Participants for a Performance Period;

(b)	to establish within the Determination Period the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including the extent to which any incentive payment shall be made to a Participant in the event of (A) the Participant’s termination of employment with the Company due to disability, retirement, death or any other reason or (B) a change in control of the Company;

(c)	to determine in writing prior to the payment under any Incentive Award Opportunity that the performance goals for a Performance Period and other material terms applicable to the Incentive Award Opportunity have been satisfied;

(d)	subject to the requirements of Section 409A of the Code, to decide whether, and under what circumstances and subject to what terms, Incentive Award Opportunities are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(e)	to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3 Delegation of Power.    The Committee may delegate some or all of its power and authority hereunder to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) establish performance goals and Individual Award Opportunities for such person, and (iii) certify the achievement of such performance goals.

IV. Performance Goals

4.1 Establishing Performance Goals.    The Committee shall establish within the Determination Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: (i) the attainment of a specified fair market value for shares of our common stock for a specified period of time, (ii) earnings per share, (iii) return to stockholders, (iv) return on assets, (v) return on equity, (vi) revenue, (vii) cash flow, (viii) operating expense reduction, (ix) return on investment, (x) return on capital, (xi) operating margin, (xii) net income, (xiii) earnings before interest, taxes, depreciation and/or amortization, (xiv) operating earnings, (xv) net cash provided by operations, and (xvi) strategic business criteria, consisting of one or more objectives such as (A) geographic business expansion goals, (B) cost targets, (C) customer satisfaction ratings, (D) reductions in errors and omissions, (E) reductions in lost business, (F) management of employment practices and employee benefits, (G) supervision of litigation, (H) satisfactory audit scores, (I) productivity, (J) efficiency, and (K) goals relating to acquisitions or divestitures, or any combination of the foregoing. With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be a covered employees at any time during the applicable Performance Period, the performance goals established for the Performance Period may consist of any objective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Determination Period.

4.2 Impact of Extraordinary Items or Changes in Accounting.    The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements, without regard to (i) extraordinary or other nonrecurring or unusual items, or restructuring or impairment charges, as determined by the Company’s independent public accountants in accordance with GAAP or (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Determination Period or as otherwise required under Section 162(m) of the Code.

V. Incentive Award Opportunities

5.1 Terms.    At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standard which may, at the discretion of the Committee, be based upon the Participant’s annual base salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment under any Incentive Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made. No Participant shall receive a payment under the Plan with respect to any fiscal year of the Company in excess of $3,000,000, which maximum amount shall be prorated with respect to Performance Periods that are less than one year in duration.

5.2 Incentive Payments.    Payments under Incentive Award Opportunities shall be in cash or shares under a stock incentive plan maintained by the Company, as determined by the Committee, and shall be made at the time determined by the Committee after the end of the Performance Period for which the Incentive Awards are payable, except that no such payment shall be made unless and until the Committee, based to the extent applicable on the Company’s audited consolidated financial statements for such Performance Period (as prepared and reviewed by the Company’s independent public accountants), has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied.

VI. General

6.1 Effective Date and Term of Plan.    The Plan shall be submitted to the stockholders of the Company for approval at the 2010 annual meeting of stockholders and, if approved by the affirmative vote of a majority of the shares of common stock of the Company present in person or represented by proxy at such meeting, shall become effective for Performance Periods beginning on and after January 1, 2010. This Plan shall terminate as of December 31, 2014, unless terminated earlier by the Board. In the event that this Plan is not approved by the stockholders of the Company, this Plan shall be null and void.

6.2 Amendment or Termination of Plan.    The Board may amend or terminate this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.

6.3 Non-Transferability of Awards.    No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.4 Tax Withholding.    The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

6.5 No Right of Participation or Employment.    No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6 Designation of Beneficiary.    If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.7 Governing Law.    This Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8 Other Plans.    Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.9 Binding Effect.    The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

THE GALLAGHER CENTER TWO PIERCE PLACE ITASCA, IL 60143-3141

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M20869-P88948 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARTHUR J. GALLAGHER & CO.
The Board of Directors recommends you vote FOR the following proposal:

Vote on Directors
1. Election of Directors	For	Against	Abstain	Vote on Proposals	For	Against	Abstain
Nominees:
1a. William L. Bax	☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010	☐	☐	☐
1b. Frank E. English, Jr.	☐	☐	☐
1c. J. Patrick Gallagher, Jr.	☐	☐	☐
1d. Ilene S. Gordon 1e. David S. Johnson 1f. James R. Wimmer	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	3. Approval of the Arthur J. Gallagher & Co. Senior Management Incentive Plan	☐	☐	☐

4. Such other business as may properly come before the meeting or any adjournment thereof

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signaturea [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M20870-P88948

ARTHUR J. GALLAGHER & CO.

Annual Meeting of Stockholders

May 11, 2010 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints J. Patrick Gallagher, Jr. and Walter D. Bay, each of whom is an officer of Arthur J. Gallagher & Co., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ARTHUR J. GALLAGHER & CO. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on May 11, 2010, at The Gallagher Centre, Two Pierce Place, Itasca, IL 60143-3141, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side